EXHIBIT 2.1

TRANSACTION AGREEMENT

by and among

ROCKET COMPANIES, INC.,

ROCK HOLDINGS INC.,

ECLIPSE SUB, INC.,

ROCKET GP, LLC,

DANIEL GILBERT

and

RHI II, LLC

Dated as of March 9, 2025

i

ii

iii

EXHIBITS

Exhibit A: Holdings A&R LP Agreement

Exhibit B: First Charter Amendment

Exhibit C: Restated Charter

Exhibit D: Holdings Second A&R LP Agreement

Exhibit E: Letter of Transmittal

Exhibit F: Letter Agreement

Exhibit G: Indemnity Agreement

Exhibit H: TRA Amendment

iv

SCHEDULES

Schedule I: Retained RHI Assets and Liabilities

v

TRANSACTION AGREEMENT

This TRANSACTION AGREEMENT, dated as of March 9, 2025 (this “Agreement”), is by and among Rocket Companies, Inc., a Delaware corporation (“Rocket”), Rock Holdings Inc., a Michigan corporation (“RHI”), Eclipse Sub, Inc., a Michigan corporation and a direct wholly owned Subsidiary of Rocket (“Merger Sub 1”), Rocket GP, LLC, a Michigan limited liability company and a direct wholly owned Subsidiary of Rocket (“Merger Sub 2” and together with Merger Sub 1, the “Merger Subs”), Daniel Gilbert (“DG”) and RHI II, LLC, a Michigan limited liability company and direct wholly owned Subsidiary of RHI (“RHI 2”).

W I T N E S S E T H:

WHEREAS, as of the date hereof, Rocket is a holding company and its principal asset is its ownership interest in Rocket, LLC, a Michigan limited liability company and principal operating subsidiary of Rocket (“Holdings LLC”), of which it is the sole managing member;

WHEREAS, as of the date hereof:

(a)	RHI holds interests in the Rocket group of companies (Rocket, Holdings LLC and, together with their Subsidiaries, the “Rocket Group”) through (i) 1,847,777,661 issued and outstanding shares of Class D Common Stock, par value $0.00001 per share, of Rocket, which carry ten (10) votes per share on all matters on which stockholders generally are entitled to vote and no economic rights in Rocket (the “Rocket Class D Common Stock”), and (ii) 1,847,777,661 paired common limited liability company interests of Holdings LLC, which allow RHI to participate in the economics of Holdings LLC (“Holdings LLC Units”);
(b)	DG holds interests in the Rocket Group through (i) 1,101,822 shares of Rocket Class D Common Stock (the “DG Class D Shares”), and (ii) 1,101,822 Holdings LLC Units (the “DG Holdings LLC Units”); and
(c)	public stockholders hold interests in the Rocket Group through 147,306,839 shares of Class A common stock, par value $0.00001 per share, of Rocket (the “Rocket Class A Common Stock”), which carry one vote per share on all matters on which stockholders generally are entitled to vote and through which public stockholders participate indirectly in the economics of Holdings LLC by virtue of Holdings LLC Units held directly by Rocket;

WHEREAS, (i) Rocket desires to simplify its organizational and capital structure by collapsing its current “Up-C” structure, reducing its classes of common stock from four to two and, providing that each class of common stock of Rocket will be entitled to one vote per share, and (ii) each of RHI and DG desires to cease participating in the economics of the Rocket Group through direct interests in Holdings LLC and to instead participate in the economics of the Rocket Group directly through the same publicly traded entity as the public stockholders;

WHEREAS, the parties desire to enter into this Agreement and effect the following series of transactions (such transactions and the other transactions contemplated by this Agreement, collectively referred to herein as the “Transactions”) in order to accomplish such objectives:

(a)	the payment of a special dividend of cash held by Rocket (including Rocket’s pro rata portion of the Pre-Closing Tax Distribution Amount (as defined herein)) of $0.80 per share to the holders of record of the Rocket Class A Common Stock (the “Dividend”) with a record date as of the close of business on March 20, 2025 (the “Dividend Record Date”) and a payment date of April 3, 2025 (the “Dividend Payment Date”);
(b)	the RHI Pre-Closing Reorganization (as defined herein) pursuant to which RHI shall distribute all assets and liabilities, except for the Retained RHI Assets and Liabilities, to RHI’s equityholders;
(c)	the Rocket Pre-Closing Reorganization (as defined herein) pursuant to which (i) Rocket shall form Rocket LP, LLC as a Michigan limited liability company that will elect to be taxed as a corporation for U.S. income tax purposes and a direct wholly owned Subsidiary of Rocket (“Rocket Sub”), and shall contribute two percent (2%) of the total outstanding Holdings LLC Units to Rocket Sub, (ii) Rocket (as the sole managing member of Holdings LLC) shall (x) cause Holdings LLC to form Eclipse Merger Limited Partnership as a Michigan limited partnership and wholly owned Subsidiary of Holdings LLC (“Holdings LP”) and (y) contribute its Holdings LLC Units to Merger Sub 2, following which Merger Sub 2 shall become the sole managing member of Holdings LLC, and (iii) Rocket (as the sole managing member of Merger Sub 2) shall effect (and DG and RHI shall take any action required or necessary to facilitate) the Pre-Closing Conversion (as defined herein) in accordance with the applicable provisions of the Michigan Limited Liability Company Act (the “MLLCA”) and the Michigan Revised Uniform Limited Partnership Act (the “LP Act”);
(d)	the amendment and restatement of the Amended and Restated Certificate of Incorporation of Rocket, dated as of August 5, 2020 (as amended, amended and restated or otherwise modified through the date hereof, the “Existing Rocket Charter”) on the Closing Date (as defined herein), among other things, setting forth the terms of the Rocket Class L Common Stock;
(e)	a series of two mergers pursuant to which, on the terms and subject to the conditions set forth in this Agreement, (i) at the First Merger Effective Time (as defined herein), Merger Sub 1 shall be merged with and into RHI (the “First Merger”), with RHI as the surviving entity in the First Merger and becoming a direct wholly owned Subsidiary of Rocket, in accordance with the applicable provisions of the Michigan Business Corporation Act (the “MBCA”), converting each RHI Share (as defined herein) into a number of shares of Class L common stock, par value $0.00001 per share, of Rocket (the “Rocket Class L Common Stock”), including (1) 50% of shares of Class L Common Stock that are designated series L-1 Class L Common Stock, par value $0.00001 per share (“Series L-1 Common Stock”) and (2) 50% of shares of Class L Common Stock that are designated series L-2 Class L Common Stock, par value $0.00001 per share (“Series L-2 Common Stock”), equal to the RHI Exchange Ratio (as defined herein), and (ii) at the Second Merger Effective Time (as defined herein), RHI shall be merged with and into Merger Sub 2 (the “Second Merger” and together with the First Merger, the “Mergers”), with Merger Sub 2 as the surviving entity in the Second Merger and remaining a direct wholly owned Subsidiary of Rocket, in accordance with the applicable provisions of the MBCA and the MLLCA;

(f)	an exchange pursuant to which, at the DG Exchange Effective Time (as defined herein), DG shall contribute and transfer to Rocket the DG Holdings LP Units (as defined herein) and the DG Class D Shares in exchange for the issuance to DG of the number of shares of Rocket Class L Common Stock equal to the number of shares of Rocket Class D Common Stock contributed by DG equal to the DG Exchange Ratio (as defined herein) (the “DG Exchange”);
(g)	the amendment of the Tax Receivable Agreement, dated as of August 5, 2020, by and among Rocket, RHI and DG (the “TRA”) with respect to any exchanges that occur on or following the date hereof;
(h)	the termination of the Exchange Agreement, dated as of August 5, 2020, by and among Rocket, RHI, DG and Holdings LP (the “Exchange Agreement”);
(i)	the execution of an indemnity agreement, by and between RHI 2 and Rocket (the “Indemnity Agreement”);
(j)	the termination of the Rock Acquisition Corporation Shareholders Agreement, dated as of October 31, 2002, by and among RHI and the Shareholders (as defined therein), as amended by the First Amendment to Rock Holdings, Inc. Shareholders Agreement, dated as of March 1, 2018 (the “RHI Shareholders Agreement”); and
(k)	the amendment and restatement of the amended and restated limited partnership agreement of the Surviving Partnership effected by Merger Sub 2, as the general partner of the Surviving Partnership;

WHEREAS, the Board of Directors of Rocket (the “Rocket Board”) has (a) determined that it is in the best interests of Rocket and the stockholders of Rocket, and declared it advisable, to approve and adopt the (i) amendment and restatement of the Existing Rocket Charter (the “First Charter Amendment”) on the Closing Date, immediately prior to the First Merger Effective Time and (ii) restatement of the First Charter Amendment (the “Restated Charter”) on the Closing Date, immediately following the Class D Certificate Effective Time (as defined herein), (b) approved the issuance of shares of Rocket Class L Common Stock in connection with the Mergers and the DG Exchange (the “Share Issuance”) and (c) directed that the First Charter Amendment be submitted to the stockholders of Rocket for approval and adoption and the Share Issuance be submitted to the stockholders of Rocket for approval;

WHEREAS, (a) the Audit Committee of the Rocket Board has approved this Agreement and the Transactions in accordance with Rocket’s Related Person Transactions Policy and (b) the Rocket Board has (i) determined that it is in the best interests of Rocket and the stockholders of Rocket, and declared it advisable, to enter into this Agreement and (ii) approved the execution, delivery and performance by Rocket of this Agreement and the consummation of the Transactions contemplated hereby, including the Mergers and the DG Exchange;

WHEREAS, (a) the Board of Directors of RHI has (i) approved this Agreement and the Transactions contemplated hereby, including the Mergers, subject to the terms and conditions set forth in this Agreement, (ii) determined that it is in the best interests of RHI and the shareholders of RHI and declared it advisable, to enter into this Agreement and (iii) upon the terms and subject to the conditions of this Agreement, resolved to recommend that the shareholders of RHI adopt this Agreement and to submit this Agreement to the shareholders of RHI for adoption and (b) RHI, as the sole member of RHI 2, has approved this Agreement and the Transactions contemplated hereby;

WHEREAS, the Board of Directors of Merger Sub 1 and Rocket, as the sole member of Merger Sub 2, have approved this Agreement and the Transactions contemplated hereby, including the Mergers, subject to the terms and conditions set forth in this Agreement;

WHEREAS, this Agreement shall constitute an agreement and plan of merger for purposes of the MBCA, the MLLCA and the LP Act; and

WHEREAS, for U.S. federal income Tax purposes, (a) (i) the Mergers are intended to be treated as an integrated transaction that qualified as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) this Agreement is intended to constitute a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated thereunder and (b) the DG Exchange is intended to be treated as a taxable transaction pursuant to Section 1001 of the Code.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

PRE-CLOSING REORGANIZATIONS

Section 1.1           RHI Pre-Closing Reorganization. Prior to the First Merger Effective Time, RHI shall cause the following actions to take effect (the “RHI Pre-Closing Reorganization”):

(a)               first, RHI shall contribute all of its assets and liabilities to RHI 2 except for such assets and liabilities set forth on Schedule I hereto (the assets set forth on Schedule I hereto, the “Retained RHI Assets and Liabilities”); and

(b)               second, RHI shall distribute to the holders of RHI Shares 100% of the RHI 2 Units.

Section 1.2           Rocket Pre-Closing Reorganization. Prior to the First Merger Effective Time, the relevant parties hereto shall cause the following actions to take effect (the “Rocket Pre-Closing Reorganization”):

(a)               first, Rocket shall (i) form Rocket Sub and (ii) contribute, convey, deliver and transfer to Rocket Sub, and shall cause Rocket Sub to accept and assume, a number of Rocket’s Holdings LLC Units equal to two percent (2%) of the total outstanding Holdings

LLC Units (the “Rocket Sub Holdings Units”). Upon Rocket Sub’s acceptance of the Rocket Sub Holdings Units, Rocket shall cause Rocket Sub to be admitted as a member of Holdings LLC;

(b)               second, (i) Rocket (acting as the managing member of Holdings LLC) shall (i) cause Holdings LLC to form Holdings LP and (ii) Rocket shall contribute its Holdings LLC Units to Merger Sub 2, following which Merger Sub 2 shall become the sole managing member of Holdings LLC; and

(c)               third, in accordance with the applicable provisions of the MLLCA and the LP Act, Rocket (as the sole managing member of Merger Sub 2) shall (i) cause (and DG and RHI shall take any action required or necessary to facilitate) Holdings LLC to merge with and into Holdings LP, following which the separate existence of Holdings LLC shall cease and Holdings LP shall continue as the surviving entity as a Michigan limited partnership with the name “Rocket Limited Partnership” (the “Surviving Partnership”), (ii) cause Merger Sub 2 to be appointed as the general partner of the Surviving Partnership and hold Holdings LP Units designated as general partner interests and (iii) file a certificate of merger relating to the Pre-Closing Conversion with the State of Michigan Department of Licensing and Regulatory Affairs’ Corporations, Securities & Commercial Licensing Bureau (the “Michigan LARA”) in such form as required by, and executed in accordance with, the applicable provisions of the MLLCA and the LP Act (the “Pre-Closing Conversion Merger Certificate”) (collectively such actions, the “Pre-Closing Conversion”). The principal place of business (as such term is used in the MLLCA) of the Surviving Partnership following the consummation of the Pre-Closing Conversion shall be 1050 Woodward Ave., Detroit, Michigan 48226. The Pre-Closing Conversion shall become effective when the Certificate of Pre-Closing Conversion is accepted for filing by the Michigan LARA or at such other time as is specified in the Pre-Closing Conversion Merger Certificate in accordance with the MLLCA and the LP Act (the “Pre-Closing Conversion Effective Time”). Each Holdings LLC Unit issued and outstanding immediately prior to the Pre-Closing Conversion Effective Time shall be exchanged for a number of fully paid and nonassessable partnership units equal to the Holdings Exchange Ratio (the “Holdings LP Units” and such Holdings LP Units held by DG, the “DG Holdings LP Units”). Rocket hereby agrees to cause Merger Sub 2, as the general partner of Holdings LP, to take all actions necessary to amend and restate the limited partnership agreement of Holdings LP substantially in the form set forth on Exhibit A hereto (the “Holdings A&R LP Agreement”) effective as of immediately following the Pre-Closing Conversion.

ARTICLE II

THE MERGERS

Section 2.1           The Mergers. Upon the terms and conditions set forth in this Agreement:

(a)               First Merger. At the First Merger Effective Time and in accordance with the applicable provisions of the MBCA, Merger Sub 1 will merge with and into RHI, the separate existence of Merger Sub 1 shall cease and RHI shall continue as the surviving entity. As a result of the First Merger, RHI shall become a direct wholly owned Subsidiary of Rocket. RHI shall take all actions necessary to settle the RHI Restricted Stock Units (“RHI

RSUs”) into RHI Shares before the First Merger Effective Time such that no RHI RSUs shall remain outstanding at the First Merger Effective Time.

(b)               Second Merger. At the Second Merger Effective Time and in accordance with the applicable provisions of the MBCA and the MLLCA, RHI will merge with and into Merger Sub 2, the separate corporate existence of RHI shall cease and Merger Sub 2 shall continue as the surviving limited liability company (the “Surviving Company”). As a result of the Second Merger, the Surviving Company shall remain a direct wholly owned Subsidiary of Rocket and shall acquire Holdings LP Units held by RHI and such Holdings LP Units will be designated as general partner interests.

(c)               Cancellation of Rocket Class D Common Stock. Upon the consummation of the First Merger and prior to the Second Merger Effective Time, Rocket and RHI, as the surviving entity in the First Merger, shall take all corporate action necessary so that RHI surrenders to Rocket for no consideration all shares of Rocket Class D Common Stock formerly held by RHI and thereupon such shares shall cease to be outstanding.

(d)               Reservation of Rocket Class L Common Stock. In connection with the Mergers and prior to the First Merger Effective Time, Rocket shall take all corporate action necessary to authorize and reserve for issuance a sufficient number of shares of Rocket Class L Common Stock to permit the issuance of shares of Rocket Class L Common Stock in the Mergers and the DG Exchange in accordance with the terms of this Agreement.

Section 2.2           Closing.

(a)               Unless this Agreement shall have been earlier terminated pursuant to the provisions of Section 10.1, the closing of the Mergers and the DG Exchange (the “Closing”) shall occur by electronic exchange of documents at 8:00 a.m. (New York City time) on the second Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in ARTICLE IX (other than those conditions that by their nature are to be satisfied at the Closing but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions as of the Closing), or at such other time and date as agreed to in writing by the parties hereto. The date on which the Closing occurs is called the “Closing Date.”

(b)               At the Closing:

(i)                 Rocket shall deliver to:

(A)             each of RHI and DG (i) the Holdings Second A&R LP Agreement required to be approved pursuant to Section 3.4, (ii) a duly executed counterpart to the TRA Amendment pursuant to Section 8.10 and (iii) the certificate required to be delivered pursuant to Section 9.3(a) and Section 9.3(b);

(B)              DG a duly executed counterpart to the Letter Agreement pursuant to Section 8.6;

(C)              RHI 2 a duly executed counterpart to the Indemnity Agreement pursuant to Section 8.9; and

(ii)              RHI shall deliver to:

(A)             Rocket (i) a schedule (the “Consideration Schedule”) setting forth, as of the Closing Date and immediately prior to the First Merger Effective Time, (A) the name of each holder of RHI Shares and (B) with respect to each holder of RHI Shares, (1) the number of RHI Shares held by such Person and (2) the number of shares of Rocket Class L Common Stock to be received by such Person in accordance with terms of this Agreement; (ii) a certificate executed on behalf of RHI by a duly authorized officer of RHI, dated as of the Closing Date, certifying that the Consideration Schedule is true, correct and complete and (iii) the certificate required to be delivered pursuant to Section 9.2(a) and Section 9.2(c);

(B)              each of Rocket and DG a duly executed counterpart to the TRA Amendment pursuant to Section 8.10;

(iii)            DG shall deliver to:

(A)             each of Rocket and RHI a duly executed counterpart to the TRA Amendment pursuant to Section 8.10; and

(B)              Rocket (i) evidence of the termination of the RHI Shareholders Agreement pursuant to Section 8.8, (ii) the certificate required to be delivered pursuant to Section 9.2(b) and Section 9.2(c) and (iii) a duly executed counterpart to the Letter Agreement pursuant to Section 8.6; and

(iv)             RHI 2 shall deliver to Rocket a duly executed counterpart to the Indemnity Agreement pursuant to Section 8.9.

Section 2.3           Effective Times. Subject to the provisions of this Agreement, on the Closing Date: (a) RHI shall file a certificate of merger relating to the First Merger with the Michigan LARA in such form as required by, and executed in accordance with, the applicable provisions of the MBCA (the “Certificate of First Merger”) and (b) Merger Sub 2 shall file a certificate of merger relating to the Second Merger with the Michigan LARA in such form as required by, and executed in accordance with, the applicable provisions of the MBCA and the MLLCA (the “Certificate of Second Merger” and together with the Certificate of First Merger, the “Certificates of Merger”); and (c) the applicable parties hereto shall file any other filings, recordings or publications required, if any, under the MBCA and the MLLCA in connection with the Mergers. The Second Merger shall become effective when the Certificate of Second Merger is accepted for filing by the Michigan LARA or at such other time as the parties shall agree in writing and specify in the Certificate of Second Merger in accordance with the MBCA and the MLLCA (the “Second Merger Effective Time”). The First Merger shall become effective immediately prior to the Second Merger Effective Time, when the Certificate of First Merger is accepted for filing by the Michigan LARA or at such other time as the parties shall agree in writing and specify in the Certificate of First Merger in accordance with the MBCA (the “First Merger Effective Time”).

Section 2.4           Effects of the Mergers.

(a)               First Merger. The effects of the First Merger shall be as provided in this Agreement and in the applicable provisions of the MBCA. Without limiting the generality of the foregoing, and subject thereto, at the First Merger Effective Time, all of the assets, property, rights, privileges and powers of Merger Sub 1 and RHI shall vest in RHI, and all debts, liabilities and duties of Merger Sub 1 and RHI shall become the debts, liabilities and duties of RHI, and the separate legal existence of Merger Sub 1 shall cease for all purposes, all as provided under the MBCA.

(b)               Second Merger. The effects of the Second Merger shall be as provided in this Agreement and in the applicable provisions of the MBCA and the MLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Merger Effective Time, all of the assets, property, rights, privileges and powers of RHI and Merger Sub 2 shall vest in the Surviving Company, and all debts, liabilities and duties of RHI and Merger Sub 2 shall become the debts, liabilities and duties of the Surviving Company, and the separate legal existence of RHI shall cease for all purposes, all as provided under the MBCA and the MLLCA. After the Second Merger Effective Time, the principal place of business (as such term is used in the MLLCA) of the Surviving Company shall be 1050 Woodward Ave., Detroit, Michigan 48226.

Section 2.5           Constituent Documents.

(a)               At the First Merger Effective Time, the certificate of incorporation of RHI, as in effect immediately prior to the First Merger Effective Time shall be amended and restated in its entirety to read substantially identically to the certificate of incorporation of Merger Sub 1 as in effect immediately prior to the First Merger Effective Time (except that all references in the certificate of incorporation of Merger Sub 1 (i) to its name, date of incorporation, registered office and registered agent shall instead refer to those of RHI and (ii) naming the incorporator(s), the initial board of directors or original subscribers for shares of Merger Sub 1 shall be omitted). Prior to the First Merger Effective Time, the parties shall take all necessary action such that effective as of no later than the First Merger Effective Time, the bylaws of RHI shall read substantially identical to the bylaws of Merger Sub 1 as in effect immediately prior to the First Merger Effective Time. Following consummation of the First Merger, such amended certificate of incorporation and bylaws shall be the certificate of incorporation and bylaws of RHI until thereafter amended in accordance with applicable Law.

(b)               At the Second Merger Effective Time, the limited liability company agreement and the certificate of formation of Merger Sub 2 as in effect immediately prior to the Second Merger Effective Time shall be amended to reflect the name of the Surviving Company as determined by Rocket prior to the Closing. Following the consummation of the Second Merger, such amended limited liability company agreement and certificate of formation shall be the limited liability company agreement and certificate of formation of the Surviving Company until thereafter amended in accordance with applicable Law.

Section 2.6           Officers.

(a)               The parties shall take all necessary action such that, from and after the First Merger Effective Time, the directors and officers of Merger Sub 1 in office immediately prior to the First Merger Effective Time shall be the directors and officers of RHI as of the First Merger Effective Time.

(b)               The parties shall take all necessary action such that, from and after the Second Merger Effective Time, the directors and officers of RHI in office immediately prior to the Second Merger Effective Time shall be the officers of the Surviving Company and, in each case, shall hold office until his or her respective successor is duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the governing documents of the Surviving Company and applicable Law.

Section 2.7           Equity Interests.

(a)               First Merger. Immediately before the First Merger Effective Time, (i) Merger Sub 1 shall have 60,000 shares of common stock issued and outstanding, each of which is entitled to one vote, and (ii) RHI shall have 32,681,134 RHI Shares issued and outstanding, each of which is entitled to one vote. At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of RHI or Merger Sub 1 or the holder of any equity interest of RHI or Merger Sub 1:

(i)                 Each RHI Share issued and outstanding immediately prior to the First Merger Effective Time (including the RHI Shares issued or issuable upon settlement of any RHI RSUs outstanding immediately prior to the First Merger Effective Time) shall, subject to Section 4.5, be exchanged for the right to receive a number of fully paid and nonassessable shares of Rocket Class L Common Stock equal to the RHI Exchange Ratio, with 50% of such shares of Rocket Class L Common Stock to be designated as Series L-1 Common Stock and 50% of such shares of Rocket Class L Common Stock to be designated as Series L-2 Common Stock.

(ii)              Each share of capital stock of Merger Sub 1 issued and outstanding immediately prior to the First Merger Effective Time shall be converted automatically into an equal number of fully paid and nonassessable RHI Shares.

(b)               Second Merger. Immediately before the Second Merger Effective Time, RHI shall have 60,000 shares of common stock issued and outstanding, each of which is entitled to one vote. At the Second Merger Effective Time, by virtue of the Second Merger and without any action on the part of RHI or Merger Sub 2 or the holder of any capital stock of RHI or limited liability company interests of Merger Sub 2:

(i)                 Each RHI Share issued and outstanding immediately prior to the Second Merger Effective Time shall be converted automatically into a number of fully paid and nonassessable Merger Sub 2 Units equal to the RHI Exchange Ratio.

(ii)              Each Merger Sub 2 Unit outstanding immediately prior to the Second Merger Effective Time shall cease to be outstanding and shall automatically cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)               At the First Merger Effective Time, all RHI Shares converted into Rocket Class L Common Stock pursuant to Section 2.7(a)(i) shall cease to be outstanding and shall be automatically cancelled and shall cease to exist, and each valid certificate or certificates that, immediately prior to the First Merger Effective Time, represented any such RHI Shares (each, a “RHI Certificate”) shall, upon the First Merger Effective Time, represent shares of Rocket Class L Common Stock.

(d)               At the First Merger Effective Time, all RHI Shares held by RHI as treasury shares immediately prior to the First Merger Effective Time shall be automatically cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(e)               Immediately following the Second Merger Effective Time, all shares of Rocket Class D Common Stock owned by the Surviving Company shall be surrendered to Rocket, and subsequently cancelled by Rocket, without payment therefor.

(f)                The aggregate number of shares of Rocket Class L Common Stock issuable pursuant to Section 2.7(a) are referred to herein as the “Stock Consideration” and, together with any cash paid in lieu of fractional shares of Rocket Class L Common Stock pursuant to Section 4.5, the “Merger Consideration”.

Section 2.8           Plan of Reorganization. The Mergers are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is intended to constitute, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated thereunder.

Section 2.9           Rocket Charter.

(a)               On the Closing Date, prior to the First Merger Effective Time, and following receipt of the Rocket Stockholder Consent, Rocket shall file the First Charter Amendment substantially in the form set forth on Exhibit B hereto with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) and the First Charter Amendment shall be the certificate of incorporation of Rocket, pursuant to which Rocket shall be authorized to issue 6,000,000,000 shares of Rocket Class L Common Stock.

(b)               On the Closing Date, immediately following the DG Exchange Effective Time, Rocket shall file a certificate with the Delaware Secretary of State, which shall (i) state that reissuance of Rocket Class D Common Stock is prohibited and (ii) identify and recite the shares of Rocket Class D Common Stock retired in connection with the Mergers and the DG Exchange (the “Class D Certificate Effective Time”).

(c)               On the Closing Date, immediately following the Class D Certificate Effective Time Closing Date, Rocket shall file the Restated Charter substantially in the form set forth on Exhibit C hereto with the Delaware Secretary of State and the Restated Charter shall be the certificate of incorporation of Rocket, pursuant to which Rocket shall eliminate all references to the Rocket Class D Common Stock.

ARTICLE III

THE DG EXCHANGE

Section 3.1           Contribution.

(a)               Subject to the terms and conditions of this Agreement, DG shall contribute, convey, deliver and transfer, immediately following the Second Merger Effective Time (the “DG Exchange Effective Time”), to Rocket all of the DG Class D Shares and the DG Holdings LP Units. Rocket shall accept, at the DG Exchange Effective Time, all of DG’s right, title and interest to the DG Class D Shares and the DG Holdings LP Units.

(b)               Subject to the terms and conditions of this Agreement, immediately following the DG Exchange Effective Time, Rocket hereby agrees to contribute, convey, deliver and transfer to Merger Sub 2 all of its Holdings LP Units. Merger Sub 2 hereby agrees to accept, immediately following the DG Exchange Effective Time, all of Rocket’s right, title and interest to its Holdings LP Units.

(c)               Effective as of the DG Exchange Effective Time, DG shall cease to be a partner of the Surviving Partnership, and Merger Sub 2 and Rocket Sub shall be the owners of all of the outstanding partnership interests in the Surviving Partnership (after giving effect to both the DG Exchange and the Mergers).

(d)               The parties shall take or cause to be taken all necessary action so that, as of or following the DG Exchange Effective Time, all shares of Rocket Class D Common Stock contributed by DG to Rocket shall be retired.

Section 3.2           Exchange. In consideration of the DG Exchange, Rocket shall issue and deliver to DG, at the DG Exchange Effective Time, a number of fully paid and nonassessable shares of Rocket Class L Common Stock equal to the number of shares of Rocket Class D Common Stock contributed by DG multiplied by the DG Exchange Ratio.

Section 3.3           Compliance with the Holdings A&R LP Agreement. Rocket shall cause Merger Sub 2, in its capacity as the general partner of the Surviving Partnership, to consent to the DG Exchange and waive all transfer restrictions under the Holdings A&R LP Agreement with respect to the DG Exchange.

Section 3.4           Holdings Documents. Rocket shall cause Merger Sub 2, as the general partner of the Surviving Partnership, to take all action necessary to amend and restate the Holdings A&R LP Agreement to be effective as of the DG Exchange Effective Time substantially in the form set forth on Exhibit D hereto (the “Holdings Second A&R LP Agreement”).

Section 3.5           Tax Treatment of the DG Exchange. The DG Exchange is intended to qualify as a taxable transaction pursuant to Section 1001 of the Code.

ARTICLE IV

EXCHANGE OF CERTIFICATES

Section 4.1           Exchange Fund. Prior to or substantially concurrently with the Second Merger Effective Time, Rocket shall deposit with RHI 2 or, at RHI’s election, a nationally recognized bank or trust company designated by RHI (the “Exchange Agent”), (a) uncertificated, book-entry shares or certificates representing the number of shares of Rocket Class L Common Stock sufficient to deliver the aggregate Stock Consideration and (b) an amount in cash sufficient to pay the aggregate amount of cash in lieu of any fraction of a share of Rocket Class L Common Stock pursuant to Section 4.5. Rocket agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 4.3; provided, for the avoidance of doubt, that holders of shares of Rocket Class L Common Stock shall not participate in the distribution of the Dividend. Any cash and shares of Rocket Class L Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.” No interest will be paid or will accrue on any cash payable pursuant to Section 4.3 or Section 4.5.

Section 4.2           Exchange Procedures.

(a)               As promptly as practicable after the Second Merger Effective Time, Rocket shall cause the Exchange Agent to send to each holder of record of the RHI Shares as of immediately prior to the First Merger Effective Time that were converted pursuant to Section 2.7 into the right to receive the Merger Consideration (i) a letter of transmittal substantially in the form attached hereto as Exhibit E (the “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of the RHI Certificates.

(b)               Upon (i) surrender of a RHI Certificate to the Exchange Agent together with a Letter of Transmittal, duly completed and validly executed, (ii) expiration or termination of any applicable waiting period applicable to the holder of RHI Shares that holds such RHI Certificate under the HSR Act and (iii) such other documents as may reasonably be required by the Exchange Agent, Rocket shall cause the Exchange Agent to, as promptly as practicable, (A) credit to such holder in the stock ledger and other appropriate books and records of Rocket the number of whole shares of Rocket Class L Common Stock to which such holder is entitled pursuant to Section 2.7, and (B) pay and deliver to such holder a check in the amount of the cash in lieu of any fractional shares of Rocket Class L Common Stock payable pursuant to Section 4.5 together with any dividends or other distributions to which such RHI Shares become entitled in accordance with Section 4.3.

(c)               In the event of a transfer of ownership of RHI Shares that is not registered in the transfer records of RHI, any shares of Rocket Class L Common Stock to be credited upon, and any cash to be paid upon, due surrender of the RHI Certificate formerly representing such RHI Shares, Rocket may direct the Exchange Agent to credit or pay such shares or cash, as the case may be, to such a transferee only if such RHI Certificate are presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence to the satisfaction of Rocket and the Exchange Agent that any applicable stock transfer or similar Taxes have been paid or are not applicable.

(d)               Until surrendered as contemplated by this Section 4.2, each RHI Certificate shall, at any time after the Second Merger Effective Time, represent the right to receive the Merger Consideration into which the RHI Shares represented by such RHI Certificates have been converted pursuant to this Agreement, together with any dividends or other distributions to which such RHI Certificates become entitled in accordance with Section 4.3.

Section 4.3           Distributions with Respect to Unexchanged RHI Shares. No dividends or other distributions declared or made with respect to shares of Rocket Class L Common Stock with a record date after the Second Merger Effective Time shall be paid to the holder of any RHI Share represented by a RHI Certificate converted into the right to receive the Merger Consideration pursuant to Section 2.7 until such holder shall surrender such RHI Certificate in accordance with Section 4.2. Such holder shall be entitled to vote after the Second Merger Effective Time at any meeting of Rocket stockholders with a record date at or after the Second Merger Effective Time the number of whole shares of the applicable class of Rocket Common Stock represented by such RHI Certificate, regardless of whether such holder has exchanged their RHI Certificate for the Merger Consideration.

Section 4.4           No Further Ownership Rights. The shares of Rocket Class L Common Stock issued and cash paid upon conversion of RHI Shares in accordance with the terms of ARTICLE II and this ARTICLE IV (including any cash paid pursuant to Section 4.3) shall be deemed to have been delivered or paid in full satisfaction of all rights pertaining to the RHI Shares. From and after the First Merger Effective Time, (a) all holders of RHI Certificates as of immediately prior to the First Merger Effective Time shall cease to have any rights as equityholders of RHI, as the surviving entity in the First Merger, other than the right to receive the Merger Consideration into which the RHI Shares represented by such RHI Certificates have been converted pursuant to this Agreement (together with any dividends or other distributions to which such RHI Certificates become entitled in accordance with Section 4.3), without interest, and (b) the transfer books of RHI, as the surviving entity in the First Merger, shall be closed with respect to all RHI Shares outstanding immediately prior to the First Merger Effective Time, and there shall be no further registration of transfers on the transfer books of RHI of RHI Shares that were outstanding immediately prior to the First Merger Effective Time. If, after the First Merger Effective Time, any RHI Certificates formerly representing RHI Shares are presented to RHI, as the surviving entity in the First Merger, the Surviving Company as successor to RHI in the Second Merger or the Exchange Agent for any reason, such RHI Certificates shall be cancelled and their holders shall be credited shares of Rocket Class L Common Stock as provided in this ARTICLE IV (to the extent not previously credited).

Section 4.5           No Fractional Shares of Rocket Common Stock. No fractional shares of Rocket Class L Common Stock shall be issued in the Mergers. Notwithstanding any other provision of this Agreement, each holder that would otherwise have been entitled to receive a fraction of a share of Rocket Class L Common Stock shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional amount multiplied by the volume weighted averages of the trading prices of Rocket Class A Common Stock on NYSE (as reported by the Wall Street Journal or, if not reported therein, in another authoritative source mutually selected by Rocket and RHI) on the five (5) consecutive Trading Days ending on (and including)

the Trading Day that is three (3) Trading Days prior to the date of the Second Merger Effective Time, rounded down to the nearest penny.

Section 4.6           Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of RHI Shares for six (6) months after the Second Merger Effective Time shall be delivered to Rocket or otherwise on the instruction of Rocket, and any holders of RHI Certificates that have not theretofore complied with this ARTICLE IV shall thereafter look only to Rocket (subject to abandoned property, escheat or other similar Laws) as general creditors thereof for the applicable Merger Consideration with respect to the RHI Shares formerly represented thereby to which such holders are entitled pursuant to Section 2.7 and any dividends or distributions with respect to shares of Rocket Class L Common Stock to which such holders are entitled pursuant to Section 4.3.

Section 4.7           No Liability. None of Rocket, RHI, the Surviving Company, Merger Sub 1, Merger Sub 2, DG or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration or portion of the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Exchange Fund that remains undistributed to the holders of RHI Certificates as of immediately prior to the date on which the Exchange Fund would otherwise escheat to, or become the property of, any Governmental Entity shall, to the extent permissible by applicable Law, become the property of Rocket, free and clear of all claims or interest of any Person previously entitled thereto.

Section 4.8           Investment of the Exchange Fund. Any funds included in the Exchange Fund may be invested by the Exchange Agent, as directed by Rocket. Any interest and other income resulting from such investments shall promptly be paid to Rocket. Any loss of any of the funds included in the Exchange Fund shall be for the account of Rocket and shall not alter Rocket’s obligation to cause to be paid the Merger Consideration.

Section 4.9           Lost Certificates. If any RHI Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such RHI Certificate to be lost, stolen or destroyed and, if required by Rocket, the posting by such Person of a bond in such reasonable amount as Rocket may direct as indemnity against any claim that may be made against it with respect to such RHI Certificate or other documentation (including an indemnity in customary form) reasonably requested by Rocket, the Exchange Agent will take the actions required by this ARTICLE IV with respect to such lost, stolen or destroyed RHI Certificate with respect to the RHI Shares formerly represented thereby, and any unpaid dividends and distributions on shares of Rocket Class L Common Stock deliverable in respect thereof, pursuant to this Agreement.

Section 4.10       Withholding Rights. Each of Rocket, RHI, the Surviving Company, Merger Sub 1, Merger Sub 2 and the Exchange Agent shall be entitled to deduct and withhold from the amounts paid pursuant to the DG Exchange or from any Merger Consideration, or other amounts otherwise payable pursuant to this Agreement such amounts paid pursuant to the DG Exchange, such Merger Consideration or other amounts as are required to be deducted or withheld with respect to the payment of such Merger Consideration or other amounts under the Code (and the Treasury Regulations) or any provision of state, local or non-

U.S. Tax Law. To the extent that amounts paid pursuant to the DG Exchange, Merger Consideration or other amounts are so deducted or withheld and, if required, paid over to the relevant taxing authority, such amounts paid pursuant to the DG Exchange, such Merger Consideration or other amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Section 4.11       Further Assurances. From and after the Second Merger Effective Time, the respective officers of Rocket and the Surviving Company, as applicable, will be authorized to execute and deliver, in the name and on behalf of Rocket, RHI, Merger Sub 1 or Merger Sub 2, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Rocket, RHI, Merger Sub 1 or Merger Sub 2, any other actions and things to vest, perfect or confirm of record or otherwise in Rocket or the Surviving Company any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by Rocket or the Surviving Company, as applicable, as a result of, or in connection with, the Mergers.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF RHI

Except as disclosed in the Disclosure Schedule, RHI hereby represents and warrants to Rocket, Merger Subs and DG as of the date hereof (or as of such other date as may be expressly provided in any representation or warranty) and as of the Closing Date as follows:

Section 5.1           Organization.

(a)               Each member of the Acquired RHI Group is a legal entity duly organized, validly existing and in good standing under the applicable Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite limited liability company, corporate, partnership or other applicable entity power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority has not had and would not reasonably be expected to be material to the Acquired RHI Group.

(b)               Each member of the Acquired RHI Group is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to be material to the Acquired RHI Group.

(c)               All the outstanding limited liability company interests, partnership interests, shares of capital stock of, or other equity interests in, each member of the Acquired RHI Group (other than RHI) are owned directly or indirectly by RHI, have been duly authorized and validly issued in accordance with the Organizational Documents of each such entity (in each case as in effect on the date of this Agreement and on the Closing Date) and are fully paid (in the case of an interest in a limited partnership or limited liability company, to the extent required under the Organizational Documents of such entity) and nonassessable (to the extent such member of the Acquired RHI Group is a corporate entity) and are owned free and clear of all liens, pledges, charges, mortgages, encumbrances, options, rights of first refusal or other preferential purchase rights, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions as set forth in the Organizational Documents of a party hereto and for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and the “blue sky” Laws of the various States of the United States) (collectively, “Liens”), except as has not had and would not reasonably be expected to be material to the Acquired RHI Group.

(d)               As of the date hereof, RHI does not (i) presently conduct any business or (ii) intend to conduct any business prior to the Closing Date, in each case, other than (1) as required to effect the RHI Pre-Closing Reorganization or (2) as is conducted by RHI’s Subsidiaries to be transferred to RHI 2 as part of the RHI Pre-Closing Reorganization.

Section 5.2           Capitalization.

(a)               The authorized capital stock of RHI consists of (i) 46,000,000 voting common shares, par value $0.01 per share (the “RHI Voting Common Shares”), (ii) 4,000,000 non-voting common shares, par value $0.01 per share (the “RHI Non-Voting Common Shares”), and (iii) 1,000,000 preferred shares, par value $0.01 per share (the “RHI Preferred Shares”). As of December 31, 2024, there were (i) 32,641,134 RHI Voting Common Shares issued and outstanding, (ii) no RHI Non-Voting Common Shares issued and outstanding and (iii) no RHI Preferred Shares issued and outstanding. As of the date hereof, there are RHI RSUs with respect to 40,000 RHI Voting Common Shares outstanding.

(b)               The Consideration Schedule is true, correct and complete in all material respects and is consistent with and determined in accordance with the applicable provisions of the Organizational Documents of RHI and any applicable contract binding RHI.

Section 5.3           Authority; Noncontravention; Voting Requirements.

(a)               RHI has all necessary entity power and authority to execute and deliver this Agreement and to consummate the Transactions contemplated by this Agreement. The execution, delivery and performance by RHI of this Agreement, and the consummation of the Transactions contemplated by this Agreement, have been duly authorized by RHI’s board of directors, and, except for obtaining the consent of the shareholders of RHI, no other entity action on the part of RHI is necessary to authorize the execution, delivery and performance by RHI of this Agreement and the consummation of the Transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by RHI and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of RHI, enforceable against each of them in accordance with its terms.

(b)               Neither the execution and delivery of this Agreement by RHI nor the consummation by RHI of the Transactions contemplated by this Agreement, nor compliance by RHI with any of the terms or provisions of this Agreement, will (i) conflict with or violate any provision of the Organizational Documents of any member of the Acquired RHI Group, (ii) assuming the authorizations, consents and approvals referred to in Section 5.4 and the Rocket Stockholder Consent are obtained and the filings referred to in Section 5.4 are made, (A) violate any applicable Law, judgment, writ or injunction of any Governmental Entity applicable to RHI or any other member of the Acquired RHI Group or any of their respective properties or assets, or (B) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, give rise to a right to receive a change of control payment (or similar payment) under, accelerate the performance required by or result in the creation of any Lien upon any of the respective properties or assets of RHI or any other member of the Acquired RHI Group under, any of the terms, conditions or provisions of any Contract to which RHI or any other member of the Acquired RHI Group is a party, or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of RHI or any other member of the Acquired RHI Group, except, in the case of clause (ii), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens that have not had and would not reasonably be expected to be material to the Acquired RHI Group.

(c)               The Board of Directors of RHI has (i) determined that it is in the best interests of RHI and the shareholders of RHI, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by RHI of this Agreement and the consummation of the Transactions contemplated hereby, including the Mergers and (iii) upon the terms and subject to the conditions of this Agreement, resolved to recommend that the shareholders of RHI adopt this Agreement and to submit this Agreement to the shareholders of RHI for adoption.

Section 5.4           Consents and Approvals. Except for (a) filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), the Securities Act and applicable state securities and “blue sky” laws, (b) the filing of the Certificates of Merger with the Michigan LARA, (c) the consents, authorizations, approvals, filings or exemptions set forth on Section 5.4 of the Disclosure Schedule or (d) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the execution, delivery and performance of this Agreement by RHI and the consummation by RHI of the Transactions contemplated by this Agreement, other than such other consents, approvals, filings, declarations or registrations that are not required to be obtained or made prior to the consummation of such Transactions or, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to be material to the Acquired RHI Group.

Section 5.5           Financial Statements.

(a)               RHI has delivered to Rocket its audited consolidated financial statements for the fiscal years ended December 31, 2022 and December 31, 2023, respectively and unaudited consolidated financial statements for the fiscal year ended December 31, 2024 (collectively, the “Financial Statements”, and the Balance Sheet included in the Financial

Statements as of December 31, 2024 (the “RHI Balance Sheet”)). The Financial Statements have been prepared in accordance with GAAP. The Financial Statements present fairly, in all material respects, the consolidated financial condition of the Acquired RHI Group at the dates therein indicated and the consolidated results of operations and cash flows of the Acquired RHI Group for the periods therein specified (subject, in the case of unaudited interim period financial statements, the absence of footnotes and to normal recurring year-end audit adjustments).

(b)               Since January 1, 2024, each member of the Acquired RHI Group has (i) maintained systems of internal accounting controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements, (ii) employed the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of such member of the Acquired RHI Group, and (iii) provided reasonable assurance that transactions are recorded as necessary to permit preparation of the Financial Statements in accordance with the standards set forth in Section 5.5(a), and that receipts and expenditures of each member of the Acquired RHI Group are being made only in accordance with appropriate authorizations of management. No member of the Acquired RHI Group, nor any of its officers or auditors has, since January 1, 2024, identified or been made aware of (A) any significant deficiency or material weakness in the internal control over financial reporting or reportable conditions utilized by such member of the Acquired RHI Group, (B) any fraud, whether or not material, that involves any member’s management’s role in the preparation of financial statements or the internal accounting controls utilized by such member of the Acquired RHI Group or (C) any claim or allegation regarding any of the foregoing.

Section 5.6           Liabilities and Assets.

(a)               As of the RHI Reorganization Effective Time, except (i) as disclosed, set forth or reflected or reserved against on the Financial Statements, (ii) for liabilities permitted by or incurred pursuant to this Agreement, or (iii) for liabilities that are not material to the Acquired RHI Group, the Acquired RHI Group is not subject to any liabilities or obligations.

(b)               As of the RHI Reorganization Effective Time, except as disclosed, set forth or reflected or reserved against on the Financial Statements, the Acquired RHI Group does not own any assets other than such assets set forth on (i) Schedule II or (ii) Section 5.6(b) of the Disclosure Schedule.

Section 5.7           Contracts.

(a)               As of the RHI Reorganization Effective Time, no member of the Acquired RHI Group is a party to any Contracts, except for (i) such Contracts set forth on Section 5.7 of the Disclosure Schedule or (ii) Contracts that are not material to the Acquired RHI Group.

(b)               Except for the RHI Shareholders Agreement, RHI is not party to or bound by any (i) voting trusts, proxies or similar arrangements or understandings with respect to the voting of any shares of capital stock of, or other equity or voting interest in, RHI or (ii) Contracts that obligate RHI to repurchase, redeem or otherwise acquire or sell any RHI Voting

Shares, RHI Non-Voting Shares, RHI Preferred Shares or any other equity or voting interest in RHI.

Section 5.8           Litigation. There is no Proceeding pending before any Governmental Entity, or, to the knowledge of RHI, threatened against or affecting any member of the Acquired RHI Group or any of their respective assets or properties or, to the knowledge of RHI, any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Acquired RHI Group). There is no material judgment, award, decree, injunction or order against any member of the Acquired RHI Group, any of their respective material assets or properties, or, to the knowledge of RHI, any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Acquired RHI Group). No member of the Acquired RHI Group has any Proceeding pending against any other Person. Since January 1, 2024, no Proceeding has been commenced by or against, or to the knowledge of RHI, threatened against, any member of the Acquired RHI Group. There is no Order in effect or pending to which any member of the Acquired RHI Group, or any of the assets owned or used by any member of the Acquired RHI Group, is subject or would reasonably be likely to be subject. No Governmental Entity has at any time challenged or questioned the legal right of any member of the Acquired RHI Group to conduct its operations. To the knowledge of RHI, no officer or other employee of any member of the Acquired RHI Group is subject to any Order or pending Order that prohibits or would reasonably be expected to prohibit, respectively, such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the respective member’s business.

Section 5.9           Compliance with Laws.

(a)               Since January 1, 2024, the Acquired RHI Group has complied in all material respects with all material Legal Requirements applicable to the conduct of its business. The Acquired RHI Group has obtained each material federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity that is necessary to own, lease and operate its properties and to carry on its business as owned, leased, operated or carried on as of the date hereof (all of the foregoing material consents, licenses, permits, grants, and other authorizations, collectively, the “RHI Authorizations”), and all of the RHI Authorizations are in full force and effect. Each member of the Acquired RHI Group is, and has at all times since January 1, 2024 been, in compliance with the terms and requirements of their respective RHI Authorizations. Since January 1, 2024, no member of the Acquired RHI Group has received any written notice from any Governmental Entity regarding (i) any material violation of any Legal Requirements or material violation of any RHI Authorization or (ii) any revocation, withdrawal, suspension, cancellation or modification of any RHI Authorization. No member of the Acquired RHI Group possesses (and since January 1, 2024 has never possessed) any rights or interests with respect to any grants, incentives or subsidies from any Governmental Entity.

(b)               Since January 1, 2024, no member of the Acquired RHI Group nor any of their respective officers, directors, employees or agents, or, to the knowledge of RHI, any other Person associated with or acting on its behalf (including any Representative), has at any time taken or failed to take any action, or engaged in any activity, practice, or conduct in violation of any applicable Anti-Corruption Laws. Without limiting the generality of this representation, since January 1, 2024, no member of the Acquired RHI Group, nor any officer, director, employee, or agent of the Acquired RHI Group, or to the knowledge of RHI, any other Person associated with any of them or acting on their behalf has at any time, directly or indirectly: (i) used any corporate funds for unlawful contributions, loans, donations, gifts, entertainment or other unlawful expenses relating to political activity; (ii) authorized, offered, promised or made any unlawful payment to any officer or employee of a Governmental Entity; (iii) made or taken any action in furtherance of any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment; or (iv) otherwise taken any action in violation of applicable Anti-Corruption Laws. RHI has in place, and has caused each other member of the Acquired RHI Group to maintain, a compliance program and internal controls and procedures designed to ensure compliance with applicable Anti-Corruption Laws. There are no actions, conditions or circumstances pertaining to any member of the Acquired RHI Group, or any of their respective officer’s, director’s, or employee’s of the Acquired RHI Group, or, to the knowledge of RHI, any agent’s or other Person’s associated with or acting on its behalf, activities that would reasonably be expected to give rise to any future claims, allegations, charges, investigations, violations, settlements, prosecutions, civil or criminal actions, lawsuits, or other court or enforcement actions under applicable Anti-Corruption Laws. No member of the Acquired RHI Group, and to the knowledge of RHI, no officer, director, employee, agent, or other Person associated with or acting on behalf of any member of the Acquired RHI Group, is the subject of any pending or threatened claims, allegations, charges, investigations, violations, settlements, voluntary disclosures, prosecutions, civil or criminal actions, lawsuits, or other court or enforcement actions with respect to the Anti-Corruption Laws.

(c)               Each member of the Acquired RHI Group is, and has at all times since January 1, 2020, been in compliance in all material respects with all applicable Anti-Money Laundering Laws. No member of the Acquired RHI Group, nor, to the knowledge of RHI, any of their respective directors, officers, or employees: (i) has been or is in material violation of any applicable Anti-Money Laundering Law; (ii) has engaged or engages in any transaction, investment, undertaking or activity (in each case, in the course of such Person’s employment) that violates any Anti-Money Laundering Law in any material respect; or (iii) has received any written notice from a Governmental Entity alleging that any member of the Acquired RHI Group, or any of their respective agents has violated, or is otherwise subject to penalties or an enforcement action under, any applicable Anti-Money Laundering Laws. To the extent that any member of the Acquired RHI Group is subject to any Anti-Money Laundering Laws, such member has adopted, implemented and maintains policies and procedures that reflect such obligations under applicable Anti-Money Laundering Laws and have, since January 1, 2020, maintained all books and records required pursuant to Anti-Money Laundering Laws for such retention period as those Legal Requirements require.

(d)               No member of the Acquired RHI Group, nor any of their respective officers, directors, or employees nor, to the knowledge of RHI, any agents or other Person acting on behalf of any member of the Acquired RHI Group has, directly or indirectly, violated any applicable Export Control Law or Sanctions in any material respect. No member of the Acquired RHI Group, nor their respective officers, directors, employees, or any Person acting on behalf of any member of the Acquired RHI Group is a Sanctioned Person. Further, no

member of the Acquired RHI Group nor any of their respective officers, directors, employees, or, to the knowledge of RHI, any Person acting on behalf of any member of the Acquired RHI Group, has directly or indirectly, conducted any unauthorized business or other dealings involving any Sanctioned Person or Sanctioned Country.

Section 5.10       Tax Matters.

(a)               All material Tax Returns required to be filed by or with respect to each member of the Acquired RHI Group have been properly prepared and timely filed, and all such Tax Returns (including information provided therewith or with respect to thereto) are true, complete and correct in all material respects.

(b)               Each member of the Acquired RHI Group has fully and timely paid all material Taxes owed by it (whether or not shown on any Tax Return), and has made adequate provision for any Taxes that are not yet due and payable, for all taxable periods, or portions thereof, ending on or before the date hereof.

(c)               No audit or other proceeding by any Taxing Authority is pending or, to the knowledge of RHI or any other member of the Acquired RHI Group, threatened with respect to any Taxes due from or with respect to any member of the Acquired RHI Group, no Taxing Authority has given written notice of any intention to assert any deficiency or claim for additional Taxes against any member of the Acquired RHI Group, and no claim in writing has been made by any Taxing Authority in a jurisdiction where a member of the Acquired RHI Group does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, and all deficiencies for Taxes asserted or assessed in writing against any member of the Acquired RHI Group have been fully and timely paid, settled or properly accrued.

(d)               Neither RHI nor any other member of the Acquired RHI Group has taken or agreed to take any action, or is aware of the existence of any fact or circumstance, that would reasonably be expected to impede or prevent the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(e)               Neither RHI nor any other member of the Acquired RHI Group has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(f)                There are no Liens for Taxes upon the assets or properties of RHI or any other member of the Acquired RHI Group, except for statutory Liens for current Taxes not yet due or being contested in good faith by appropriate proceedings, in each case, for which adequate reserves have been established in accordance with GAAP.

(g)               There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from the RHI or any other member of the Acquired RHI Group for any taxable period and no request for any such waiver or extension is currently pending.

(h)               Neither RHI nor any other member of the Acquired RHI Group has participated in any listed transaction within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of state, local or foreign Tax law).

(i)                 Neither RHI nor any other member of the Acquired RHI Group is a party to any agreement relating to the sharing, allocation or indemnification of Taxes, or any similar agreement, contract or arrangement, and has no liability for Taxes of any Person under Treasury Regulation § 1.1502-6, Treasury Regulation § 1.1502-78 or similar provision of state, local or foreign Tax law, as a transferee or successor, by contract, or otherwise (in each case, not including, (i) an agreement or arrangement solely between members of the Acquired RHI Group and (ii) any customary Tax sharing or indemnification provisions contained in any commercial agreement entered into in the ordinary course and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements)).

(j)                 Neither RHI nor any other member of the Acquired RHI Group has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with this acquisition.

(k)               RHI and the other members of the Acquired RHI Group have each withheld (or will withhold) from their respective employees, independent contractors, creditors, stockholders and third parties and timely paid to the appropriate Taxing Authority proper and accurate amounts in all material respects for all periods ending on or before the Closing Date in compliance with all Tax withholding and remitting provisions of applicable laws and have each complied in all material respects with all Tax information reporting provisions of all applicable laws.

(l)                 Neither RHI nor any other member of the Acquired RHI Group will be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a taxable period prior to the Closing Date but was not recognized for Tax purposes in such prior taxable period (or to exclude from taxable income in a taxable period ending after the Closing Date any deduction the recognition of which was accelerated from such taxable period to a taxable period prior to the Closing Date) as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of state, local or foreign Tax law.

(m)             RHI has been a validly electing S corporation (an “S Corporation”) within the meaning of Sections 1361 and 1362 of the Code (and under any analogous state or local Tax law) in all Tax periods in which the statute of limitations is open and will be an S Corporation through the Closing Date.

(n)               Rocket Community Fund is, and always has been, treated as a disregarded entity for federal income Tax purposes.

(o)               Notwithstanding anything to the contrary in this Agreement, the representations and warranties in respect of Taxes shall not include any representation or warranty to the extent such representation or warranty is solely in respect of or solely attributable to Tax matters of Holdings LLC or any of its Subsidiaries.

Section 5.11       No Brokers. No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to, any broker’s, finder’s or similar fee or other commission from RHI or any other member of the Acquired RHI Group in connection with this Agreement or the Transactions contemplated hereby.

Section 5.12       State Takeover Statutes. No takeover, anti-takeover, moratorium, “fair price,” “control share” or similar Law (including the restrictions on “business combinations” with an “interested shareholder” (each as defined in Chapter 7A of the MBCA) under Chapter 7A of the MBCA) (“Takeover Laws”) applicable to RHI or any other member of the Acquired RHI Group or any anti-takeover provision in the Organizational Documents of RHI or any other member of the Acquired RHI Group is, or at the First Merger Effective Time will be, applicable to the Mergers or the other Transactions contemplated by this Agreement.

Section 5.13       Accredited Status. To the knowledge of RHI, each holder of RHI Shares is an “accredited investor” (as defined in Regulation D under the Securities Act).

Section 5.14       Information Statement. None of the information supplied or to be supplied by RHI or any member of the RHI Group for inclusion in the Information Statement or any amendment or supplement thereto will contain, as of the date or the mailing of such document, any untrue statement of a material fact, or will omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.15       No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE V or in any certificates delivered by RHI in connection with the Mergers, each of Rocket, Merger Sub 1, Merger Sub 2 and DG acknowledges that neither RHI nor any other Person on behalf of RHI makes any other express or implied representation or warranty with respect to the RHI or any of its Subsidiaries pursuant to this Agreement, or with respect to any other information provided to Rocket, the Merger Subs or DG in connection with the Transactions contemplated hereby, including the accuracy, completeness or currency thereof. Except for the representations and warranties contained in this ARTICLE V or in any certificates delivered by RHI in connection with the Mergers, neither RHI nor any other Person will have or be subject to any liability or obligation to Rocket, Merger Sub 1, Merger Sub 2, DG or any other Person resulting from the distribution or failure to distribute to Rocket, Merger Sub 1 Merger Sub 2 or DG, or Rocket’s, Merger Sub 1’s, Merger Sub 2’s or DG’s use of, any such information, including any information, documents, projections, estimates, forecasts or other material, made available to Rocket, Merger Sub 1, Merger Sub 2 or DG in any electronic data room maintained by RHI or its Representatives in connection with the Transactions contemplated by this Agreement.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF DG

Except as disclosed in the Disclosure Schedule, DG hereby represents and warrants to Rocket and RHI as of the date hereof (or as of such other date as may be expressly provided in any representation or warranty) and as of the Closing Date as follows:

Section 6.1           Power. DG has all requisite power and authority and full legal capacity to execute and deliver this Agreement and to perform his obligations hereunder.

Section 6.2           Authorization and Binding Obligation.

(a)               DG has the requisite power and authority to execute, deliver and carry out the performance of this Agreement by DG and to consummate the transactions contemplated hereby.

(b)               This Agreement has been duly executed and delivered by DG and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of DG, enforceable against DG in accordance with its terms (subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies).

Section 6.3           Ownership. DG owns beneficially and of record all of the DG Holdings LLC Units (or, following the Pre-Closing Conversion, the DG Holdings LP Units, as applicable) and the DG Class D Shares. DG has the power to contribute, convey, deliver and transfer the DG Holdings LLC Units (or, following the Pre-Closing Conversion, the DG Holdings LP Units, as applicable) and the DG Class D Shares to Rocket in accordance with this Agreement, as applicable, free and clear of all Liens other than transfer restrictions under applicable securities Laws, and the restrictions disclosed in Section 6.3 of the Disclosure Schedule. DG has good and valid title to such shares, free and clear of all Liens other than transfer restrictions under applicable securities Laws and the restrictions disclosed in Section 6.3 of the Disclosure Schedule, and there are no claims or actions pending with respect to the title of the DG Holdings LLC Units (or, following the Pre-Closing Conversion, the DG Holdings LP Units, as applicable) or the DG Class D Shares, except for those arising under this Agreement in favor of Rocket. Upon delivery to Rocket at the DG Exchange Effective Time of certificates representing the DG Holdings LP Units and the DG Class D Shares, duly endorsed by DG for transfer to Rocket or accompanied by duly endorsed stock powers, and upon DG’s receipt of the Rocket Class L Common Stock to which it is entitled pursuant to Section 3.2, good and valid title to the DG Holdings LP Units and the DG Class D Shares will pass to Rocket free and clear of all Liens other than transfer restrictions under applicable securities Laws. DG has no other equity interests or rights to acquire equity interests in Rocket. Except as set forth on Section 6.3 of the Disclosure Schedule, neither the DG Holdings LLC Units (or, following the Pre-Closing Conversion, the DG Holdings LP Units, as applicable) nor the DG Class D Shares are subject to any Contract restricting or otherwise relating to the voting, dividend rights or disposition of such DG Holdings LLC Units (or, following the Pre-Closing Conversion, the DG Holdings LP Units, as applicable) and DG Class D Shares.

Section 6.4           Litigation. There is no claim, action, suit, proceeding or, to the knowledge of DG, governmental investigation pending or, to the knowledge of DG, threatened against DG by or before any Governmental Entity (by any Person that is not (a) a party to this Agreement or (b) an Affiliate of a party to this Agreement) that would have or would reasonably be expected to impede the ability of DG to complete the DG Exchange in any respect.

Section 6.5           Consents and Approvals. No consent, order, approval, authorization, declaration or filing from or with any Governmental Entity or third party is required on the part of DG to permit DG to fulfill all of his obligations to be performed on or prior to the DG Exchange Effective Time under this Agreement and under the other agreements, instruments and documents of DG contemplated hereby.

Section 6.6           Accredited Status. DG is an “accredited investor” (as defined in Regulation D under the Securities Act).

Section 6.7           Tax Matters. Neither DG nor any of DG’s Representatives has taken or agreed to take any action, or is aware of the existence of any fact or circumstance, that would reasonably be expected to impede or prevent the DG Exchange from qualifying as a taxable transaction pursuant to Section 1001 of the Code.

Section 6.8           No Brokers. No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to, any broker’s, finder’s or similar fee or other commission from DG in connection with this Agreement or the Transactions contemplated hereby.

Section 6.9           Information Statement. None of the information supplied or to be supplied by DG for inclusion in the Information Statement or any amendment or supplement thereto will contain, as of the date or the mailing of such document, any untrue statement of a material fact, or will omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 6.10       No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE VI or in any certificates delivered by DG in connection with this Agreement or the DG Exchange, each of Rocket, Merger Sub 1, Merger Sub 2 and RHI acknowledges that neither DG nor any other Person on behalf of DG makes any other express or implied representation or warranty with respect to DG pursuant to this Agreement, or with respect to any other information provided to Rocket, the Merger Subs or RHI in connection with the Transactions contemplated hereby, including the accuracy, completeness or currency thereof. Except for the representations and warranties contained in this ARTICLE VI or in any certificates delivered by DG in connection with the DG Exchange, neither DG nor any other Person will have or be subject to any liability or obligation to Rocket, Merger Sub 1, Merger Sub 2, RHI or any other Person resulting from the distribution or failure to distribute to Rocket, Merger Sub 1, Merger Sub 2 or RHI, or Rocket’s, Merger Sub 1’s, Merger Sub 2’s or RHI’s use of, any such information, including any information, documents, projections, estimates, forecasts or other material, made available to Rocket, Merger Sub 1, Merger Sub 2 or RHI in any electronic data room maintained by DG or his Representatives in connection with the Transactions contemplated by this Agreement.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF ROCKET AND THE MERGER SUBS

Except as disclosed in the Disclosure Schedule, Rocket and the Merger Subs hereby represent and warrant to RHI and DG as of the date hereof (or as of such other date as may be expressly provided in any representation or warranty) and as of the Closing Date as follows:

Section 7.1           Organization.

(a)               Each of Rocket and each other member of the Rocket Group is a legal entity duly organized, validly existing and in good standing under the applicable Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite partnership, corporate, limited liability company or other applicable entity power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Rocket (“Rocket Material Adverse Effect”).

(b)               Each of Rocket and each other member of the Rocket Group is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Rocket Material Adverse Effect.

(c)               All the outstanding partnership interests, limited liability company interests, shares of capital stock of, or other equity interests in, each member of the Rocket Group (other than Rocket) are owned directly or indirectly by Rocket, have been duly authorized and validly issued in accordance with the Organizational Documents of each such entity (in each case as in effect on the date of this Agreement and on the Closing Date) and are fully paid (in the case of an interest in a limited partnership or limited liability company, to the extent required under the Organizational Documents of such entity) and nonassessable (to the extent such member of the Rocket Group is a corporate entity) and are owned free and clear of all Liens, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Rocket Material Adverse Effect.

Section 7.2           Capitalization.

(a)               The authorized capital stock of Rocket consists of (i) 28,000,000,000 shares of Rocket Common Stock, par value $0.00001 per share, of which 10,000,000,000 shares are designated as Rocket Class A Common Stock, 6,000,000,000 shares are designated as Rocket Class B Common Stock, 6,000,000,000 shares are designated as Rocket Class C Common Stock and 6,000,000,000 shares are designated as Rocket Class D Common Stock and (ii) 500,000,000 shares of preferred stock, par value $0.00001 per share (“Rocket Preferred Stock”). As of March 9, 2025, there were (A) 147,306,839 shares of Rocket Class A Common Stock, no shares of Rocket Class B Common Stock, no shares of Rocket Class C

Common Stock and 1,848,879,483 shares of Rocket Class D Common Stock issued and outstanding, (B) no shares of Rocket Common Stock held in treasury, (C) no shares of Rocket Preferred Stock issued and outstanding and (D) no shares of Rocket Preferred Stock held in treasury.

(b)               When issued pursuant to the terms of this Agreement, all shares of Rocket Class L Common Stock constituting any part of the Merger Consideration will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(c)               All of the issued and outstanding equity interests of each Merger Sub are beneficially owned by Rocket. Each Merger Sub was formed solely for the purpose of engaging in the Transactions contemplated by this Agreement. Except for obligations and liabilities incurred in connection with its formation and the Transactions contemplated by this Agreement, the Merger Subs have not, and as of the Closing Date will not have incurred, directly or indirectly, any obligations or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 7.3           Authority; Noncontravention; Voting Requirements.

(a)               Each of Rocket, Merger Sub 1 and Merger Sub 2 has all necessary entity power and authority to execute and deliver this Agreement and to consummate the Transactions contemplated by this Agreement, subject to obtaining the Rocket Stockholder Consent in the case of Rocket. The execution, delivery and performance by Rocket, Merger Sub 1 and Merger Sub 2 of this Agreement, and the consummation of the Transactions contemplated by this Agreement, have been duly authorized and approved by the Rocket Board of Directors, by Merger Sub 1, Merger Sub 2 and Rocket, as the sole stockholder of Merger Sub 1 and Merger Sub 2, and by the Rocket Board’s Audit Committee, and, except for obtaining the Rocket Stockholder Consent in the case of Rocket, no other entity action on the part of Rocket, Merger Sub 1 or Merger Sub 2 is necessary to authorize the execution, delivery and performance by Rocket, Merger Sub 1 and Merger Sub 2 of this Agreement and the consummation of the Transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Rocket, Merger Sub 1 and Merger Sub 2 and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of each of Rocket, Merger Sub 1 and Merger Sub 2, enforceable against each of them in accordance with its terms.

(b)               Neither the execution and delivery of this Agreement by Rocket, Merger Sub 1 and Merger Sub 2, nor the consummation by Rocket, Merger Sub 1 or Merger Sub 2 of the Transactions contemplated by this Agreement, nor compliance by Rocket, Merger Sub 1 or Merger Sub 2 with any of the terms or provisions of this Agreement, will (i) assuming the Rocket Stockholder Consent is obtained, conflict with or violate any provision of the Organizational Documents of Rocket or any other material member of the Rocket Group, (ii) assuming the authorizations, consents and approvals referred to in Section 7.4 and the Rocket Stockholder Consent are obtained and the filings referred to in Section 7.4 are made, (A) violate any Law, judgment, writ or injunction of any Governmental Entity applicable to Rocket or any other member of the Rocket Group or any of their respective properties or assets, or (B) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, give rise to a right to receive a change of control payment (or similar payment) under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Rocket or any other member of the Rocket Group under, any of the terms, conditions or provisions of any Contract to which Rocket or any other member of the Rocket Group is a party, or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of Rocket or any other member of the Rocket Group, except, in the case of clause (ii), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Rocket Material Adverse Effect.

(c)               The affirmative vote of the holders of shares of Rocket Common Stock representing at least a majority of the aggregate voting power of the outstanding shares of Rocket Common Stock entitled to vote thereon is the only vote of the holders of any class or series of the capital stock of Rocket necessary to adopt this Agreement and approve the Transactions contemplated by this Agreement, including the Mergers.

(d)               The Rocket Board, at a meeting duly called and held, has (i) determined that it is in the best interests of Rocket and the stockholders of Rocket, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by Rocket of this Agreement and the consummation of the Transactions contemplated hereby, including the Mergers and (iii) upon the terms and subject to the conditions of this Agreement, resolved to recommend that the stockholders of Rocket adopt this Agreement and to submit this Agreement to the stockholders of Rocket for adoption (the “Rocket Board Recommendation”).

Section 7.4           Consents and Approvals. Except for (a) filings required under, and compliance with other applicable requirements of, the Exchange Act, the Securities Act, including the filing of the Information Statement with the SEC, and applicable state securities and “blue sky” laws, (b) the filing of the Certificates of Merger with the Michigan LARA, (c) the consents, authorizations, approvals, filings or exemptions set forth on Section 7.4 of the Disclosure Schedule or (d) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the execution, delivery and performance of this Agreement by Rocket, Merger Sub 1 and Merger Sub 2 and the consummation by Rocket, Merger Sub 1 and Merger Sub 2 of the Transactions contemplated by this Agreement, other than such other consents, approvals, filings, declarations or registrations that are not required to be obtained or made prior to consummation of such Transactions or, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to result in a Rocket Material Adverse Effect.

Section 7.5           Tax Matters. Neither Rocket nor any of its Subsidiaries has taken or agreed to take any action, or is aware of the existence of any fact or circumstance, that would reasonably be expected to impede or prevent (i) the Mergers , taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (ii) the DG Exchange from qualifying as a taxable transaction pursuant to Section 1001 of the Code.

Section 7.6           No Brokers. No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from Rocket or any other member of the Rocket Group in connection with this Agreement or the Transactions contemplated hereby.

Section 7.7           State Takeover Statutes. The Rocket Board has taken all necessary action so that any Takeover Laws applicable to Rocket or any anti-takeover provision in the Organizational Documents of Rocket do not, and will not, apply to this Agreement and the consummation of the Transactions contemplated by this Agreement, including the Mergers.

Section 7.8           No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE VII or in any certificates delivered by Rocket, Merger Sub 1 or Merger Sub 2 in connection with the Mergers or the DG Exchange, RHI and DG acknowledge that none of Rocket, Merger Sub 1, Merger Sub 2 nor any other Person on behalf of any of Rocket, Merger Sub 1 or Merger Sub 2 makes any other express or implied representation or warranty with respect to Rocket, Merger Sub 1 or Merger Sub 2 or any of their respective Subsidiaries pursuant to this Agreement, or with respect to any other information provided to RHI or DG in connection with the Transactions contemplated hereby, including the accuracy, completeness or currency thereof. Except for the representations and warranties contained in this ARTICLE VII or in any certificates delivered by Rocket, Merger Sub 1 or Merger Sub 2 in connection with the Mergers, none of Rocket, Merger Sub 1, Merger Sub 2 nor any other Person will have or be subject to any liability or obligation to RHI, DG or any other Person resulting from the distribution or failure to distribute to RHI or DG or RHI’s or DG’s use of, any such information, including any information, documents, projections, estimates, forecasts or other material, made available to RHI or DG in any electronic data room maintained by Rocket or its Representatives in connection with the Transactions contemplated by this Agreement.

ARTICLE VIII

COVENANTS

Section 8.1           Conduct of Business before the Closing Date. During the period from the date hereof to the earlier of the termination of this Agreement in accordance with its terms and the Second Merger Effective Time (except as otherwise specifically contemplated by the terms of this Agreement or as may be required by Law), unless Rocket otherwise consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), (a) no member of the Acquired RHI Group shall (i) amend any of its Organizational Documents, including the RHI Shareholders Agreement, (ii) conduct any business other than (1) as required to effect the RHI Pre-Closing Reorganization and (2) such business as is conducted by RHI’s Subsidiaries to be transferred to RHI 2 as part of the RHI Pre-Closing Reorganization, (iii) sell or exchange any Holdings LP Units or (iv) issue any new equity compensation awards, and (b) DG shall not sell or exchange any Holdings LP Units.

Section 8.2           Efforts. Subject to the terms and conditions of this Agreement, Rocket, the Merger Subs, the Acquired RHI Group and DG shall cooperate with each other and use, and shall cause their respective Subsidiaries to use, their respective reasonable best efforts to

(a) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Termination Date), and to consummate and make effective, in the most expeditious manner practicable, the Transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Regulatory Laws), (b) obtain promptly all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Entity or third party necessary, proper or advisable to consummate the Transactions contemplated by this Agreement and (c) defend any Proceedings challenging this Agreement or the consummation of the Transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained in this Agreement, none of Rocket, the Merger Subs or their respective Subsidiaries shall be required to, and none of RHI or its Subsidiaries or DG shall, without the prior written consent of Rocket, take any action, or commit to take any action, or agree to any condition or limitation, in each case contemplated by this Section 8.2 that is not conditioned on the consummation of the Mergers, the DG Exchange or that would result in, or would be reasonably likely to result in, individually or in the aggregate, a material adverse effect on Rocket, RHI, DG and, as applicable, their respective Subsidiaries, taken as a whole, after giving effect to the Mergers.

Section 8.3           Rocket Section 16 Matters. Prior to the Second Merger Effective Time, Rocket and the Rocket Board shall take all such steps as may be required to cause any dispositions of Rocket Class D Common Stock and Holdings LP Units or acquisitions of Rocket Class L Common Stock resulting from the Mergers and the DG Exchange by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Rocket, to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

Section 8.4           Tax Matters.

(a)               Rocket and RHI intend that the Mergers, taken together qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and Rocket and DG intend that the DG Exchange will qualify as a taxable transaction pursuant to Section 1001 of the Code. Each of Rocket and RHI will (and will cause its Subsidiaries and Affiliates to) use its reasonable best efforts to cause the Mergers to qualify, and will not take or knowingly fail to take any action (and will cause its Subsidiaries and Affiliates not to take or knowingly fail to take any action) which action or failure to act could reasonably be expected to impede or prevent the Mergers from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Code. Each of Rocket and DG will (and will cause its Subsidiaries and Affiliates to) use its reasonable best efforts to cause the DG Exchange to qualify, and will not take or knowingly fail to take any action (and will cause its Subsidiaries and Affiliates not to take or knowingly fail to take any action) which action or failure to act could reasonably be expected to impede or prevent the DG Exchange from qualifying, as a taxable transaction pursuant to Section 1001 of the Code. The parties will (and will cause their respective Subsidiaries and Affiliates to) file all Tax Returns in a manner consistent with, and take no position inconsistent with, the Tax treatment described in this Section 8.4(a), unless, and then only to the extent, otherwise required pursuant to a final

“determination” (within the meaning of Section 1313(a) of the Code or any analogous provisions of applicable Tax Law).

(b)               Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, RHI 2 shall pay, when due, and be responsible for, any sales, use, transfer, real property transfer, registration, documentary, stamp, value added or similar Taxes and related fees and costs imposed on or payable in connection with the transactions contemplated by this Agreement (“Transfer Taxes”). The party responsible under applicable Law for filing the Tax Returns with respect to any such Transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Return to the other party. The parties shall, and shall cause their respective Affiliates to, cooperate to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes. RHI 2 shall pay to Rocket or its Affiliates an amount equal to any losses suffered by Rocket or any of its Affiliates as a result of RHI 2 failing to comply with its obligations under this Section 8.4(b).

Section 8.5           State Takeover Statutes. Each party to this Agreement shall take all reasonable action necessary to ensure that no restrictions contained in any Takeover Law is or becomes applicable to this Agreement or any of the Transactions contemplated by this Agreement. If any Takeover Law becomes applicable to this Agreement or any of the Transactions contemplated by this Agreement, each party to this Agreement shall take all reasonable action necessary to ensure that the Transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms required by, or provided for, in this Agreement and otherwise to minimize the effect of such Takeover Law on the Mergers and the other Transactions contemplated by this Agreement.

Section 8.6           Termination of Exchange Agreement. Rocket (in its individual capacity), RHI and DG hereby agree, and Rocket (in its capacity as the sole managing member of Merger Sub 2) will cause the Surviving Partnership to agree, that the Exchange Agreement shall automatically be terminated and of no further force or effect as of immediately prior to the First Merger Effective Time, with such termination being retroactively effective as of the date hereof. At the First Merger Effective Time, Rocket and DG shall enter into the letter agreement substantially in the form set forth on Exhibit F hereto for the purpose of preserving certain information and other rights in the Exchange Agreement (the “Letter Agreement”).

Section 8.7           Pre-Closing Tax Distribution; Dividend.

(a)               Following the date hereof and prior to the payment of the Dividend, Rocket, in its capacity as the sole managing member of Holdings LLC prior to the Pre-Closing Conversion shall, or shall cause Merger Sub 2, in its capacity as the general partner of Holdings LP, to cause Holdings LLC (or, following the Pre-Closing Conversion, the Surviving Partnership, as applicable) to pay to the Holdings Members (if paid prior to the Pre-Closing Conversion) or to the Holdings Partners (if paid after the Pre-Closing Conversion) an aggregate amount of cash equal to $122,779,673 (the “Pre-Closing Tax Distribution Amount”), with the amount of such distribution to be paid to each such holder to be determined on a pro rata basis in accordance with their respective Holdings LLC Units or Holdings LP Units, as applicable and in accordance with the terms of the Current Holdings LLC Agreement and the Holdings A&R LP Agreement, as applicable.

(b)               On the Dividend Payment Date, Rocket shall pay the Dividend to the holders of record of the Rocket Class A Common Stock as of the Dividend Record Date.

(c)               The Pre-Closing Tax Distribution Amount is intended to be made in respect of income allocated to the Holdings Members (prior to the Pre-Closing Conversion) and the Holdings Partners (after the Pre-Closing Conversion) in fiscal year 2024 and the first quarter of fiscal year 2025, in accordance with the terms of the Current Holdings LLC Agreement and the Holdings A&R LP Agreement, and the amount of the Tax Distributions with respect thereto required to be paid thereunder. Unless this Agreement is terminated in accordance with its terms, (i) each of Rocket, RHI and DG hereby agrees to waive its rights to any Tax Distributions made by Holdings LP or the Surviving Partnership (other than with respect to its pro rata portion of the Pre-Closing Tax Distribution Amount) from and after the date hereof and (ii) Rocket, in its capacity as the sole managing member of Holdings LLC prior to the Pre-Closing Conversion, shall cause Holdings LLC, and shall cause Merger Sub 2, in its capacity as the general partner of the Surviving Partnership following the Pre-Closing Conversion, to cause Holdings LLC or the Surviving Partnership, as applicable, not to pay any Tax Distributions (other than the Pre-Closing Tax Distribution Amount), from and after the date hereof.

Section 8.8           Termination of RHI Shareholders Agreement. Immediately prior to the First Merger Effective Time, DG shall terminate the RHI Shareholders Agreement in accordance with the terms therein.

Section 8.9           Indemnity Agreement. At the First Merger Effective Time, RHI 2 and Rocket shall enter into the Indemnity Agreement substantially in the form set forth on Exhibit G hereto.

Section 8.10       TRA Amendment. At the First Merger Effective Time, Rocket, RHI and DG shall enter into an amendment to the TRA to terminate any payments related to exchanges that occur on or following the date hereof substantially in the form set forth on Exhibit H hereto (the “TRA Amendment”); for the avoidance of doubt, notwithstanding such TRA Amendment, all obligations to make payments arising under the TRA with respect to any exchanges completed prior to the date hereof shall remain outstanding; provided, further, that the TRA shall not be amended with respect to any exchanges to occur following the date hereof if the Mergers are not consummated.

Section 8.11       Information Statement. As soon as reasonably practicable following the date Rocket obtains the Rocket Stockholder Consent, Rocket, RHI and DG shall cooperate in preparing and Rocket shall file with the SEC on Schedule 14C an information statement relating to the Transactions (the “Information Statement”). Each of Rocket, RHI and DG shall use its or his reasonable best efforts to cause the Information Statement to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. As promptly as reasonably practicable after the ten (10)-day waiting period provided in Rule 14c-5(a) promulgated under the Exchange Act or the date on which Rocket learns the SEC has no further comments on the Information Statement, Rocket will cause the

Information Statement to be filed in definitive form with the SEC and Rocket will mail or cause to be mailed, or otherwise make available in accordance with the Exchange Act, the Information Statement to its stockholders. Rocket shall take all actions reasonably required under any applicable federal securities laws or state blue sky laws in connection with the issuance of the Stock Consideration in the Mergers. Rocket shall use reasonable best efforts to cause all documents that it is responsible for filing with the SEC in connection with the Mergers to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 8.12       Service Providers.

(a)               Prior to the First Merger Effective Time, RHI shall use reasonable best efforts to cause RHI 2, or other entity that is not part of the RHI Acquired Group, to assume any liabilities of RHI related to RHI RSUs or under individual cash incentive arrangements, and any other obligations relating to any current or former service provider that is not an RCF Transferred Employee.

(b)               Prior to the First Merger Effective Time, RHI shall use reasonable best efforts to cause the Rocket Community Fund employees or other service providers who are not exclusively dedicated to Rocket Initiatives (“RCF Transferred Employees”) to be transferred (together with all liabilities associated with the RCF Transferred Employees) to RHI 2 or another entity outside of the RHI Acquired Group.

Section 8.13       Third Party Consents. RHI shall use its reasonable best efforts to obtain any third-party consents and approvals necessary to transfer all assets and liabilities of RHI (other than the Retained Assets and Liabilities) to RHI 2, including the consents and approvals set forth on Section 5.4 of the Disclosure Schedule.

ARTICLE IX

CONDITIONS PRECEDENT

Section 9.1           Conditions to Each Party’s Obligation to Effect the Mergers and the DG Exchange. The obligations of RHI, DG, Rocket, Merger Sub 1 and Merger Sub 2 to effect the Mergers and the DG Exchange are subject to the satisfaction or (to the extent permitted by Law) waiver by RHI, DG and Rocket at or prior to the First Merger Effective Time of the following conditions:

(a)               Rocket Stockholder Consent. Holders of shares of Rocket Common Stock representing at least a majority of the aggregate voting power of the outstanding shares of Rocket Common Stock entitled to vote thereon shall have delivered to Rocket the written consent approving and adopting the First Charter Amendment and approving the Share Issuance (the “Rocket Stockholder Consent”).

(b)               Legal Prohibition. No Law shall have been adopted or promulgated, or shall be in effect, and no temporary, preliminary or permanent injunction or order issued by a Governmental Entity of competent jurisdiction shall be in effect, in each case having the effect of making any Merger illegal or otherwise prohibiting consummation of any Merger or the DG Exchange or any other Transactions contemplated hereby (any of the foregoing, a “Legal Restraint”).

(c)               Mailing of Information Statement. At least twenty (20) business days shall have elapsed since Rocket mailed to the stockholders of Rocket the Information Statement, as contemplated by Regulation 14C under the Exchange Act.

(d)               368(a) Treatment. No change in applicable Law or fact shall have caused the Mergers, taken together, to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 9.2           Additional Conditions to Obligations of Rocket and the Merger Subs. The obligations of Rocket, Merger Sub 1 and Merger Sub 2 to effect the Mergers and the DG Exchange are subject to the satisfaction, or waiver by Rocket, at or prior to the First Merger Effective Time of the following additional conditions:

(a)               RHI Representations and Warranties. (i) The representations and warranties of RHI contained in Section 5.2 shall be true and correct in all respects (except for de minimis inaccuracies), in each case both when made and at and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of a particular date, in which case as of such date, and without giving effect to any limitation as to “materiality” set forth therein); and (ii) all other representations and warranties of RHI set forth in this Agreement shall be true and correct in all material respects, both when made and at and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of a particular date, in which case as of such date). Rocket shall have received a certificate of an authorized officer of RHI to such effect, dated the Closing Date.

(b)               DG Representations and Warranties. The representations and warranties of DG set forth in this Agreement shall be true and correct in all material respects, both when made and at and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of a particular date, in which case as of such date, and without giving effect to any limitation as to “materiality” set forth therein). Rocket shall have received a certificate from DG to such effect, dated the Closing Date.

(c)               Performance of Obligations. Each of RHI and DG shall have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Second Merger Effective Time or the DG Exchange Effective Time, as applicable. Rocket shall have received a certificate to such effect of (i) an authorized officer of RHI and (ii) DG, each dated the Closing Date.

(d)               Tax Forms. DG shall have, no later than the DG Exchange Effective Time, executed and delivered to Rocket an IRS Form W-9. RHI shall have, no later than the First Merger Effective Time, delivered to Rocket a certificate, dated as of the Closing Date, together with the required notice to the IRS, in the form and substance required by the Treasury Regulations promulgated under Section 897 and Section 1445 of the Code, stating that

RHI is not, and has not been within the applicable period set forth in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code; provided, that if DG fails to deliver a Form W-9 or if RHI fails to deliver such certificate, Rocket’s sole recourse is withholding pursuant to Section 4.10.

(e)               RHI Pre-Closing Reorganization. RHI shall have completed, or caused the completion of, the RHI Pre-Closing Reorganization in accordance with Section 1.1.

Section 9.3           Additional Conditions to Obligations of RHI and DG. The obligations of RHI and DG to effect the Mergers and the DG Exchange are subject to the satisfaction, or waiver by RHI or DG, at or prior to the First Merger Effective Time of the following additional conditions:

(a)               Representations and Warranties. (i) The representations and warranties of Rocket, Merger Sub 1 and Merger Sub 2 contained in Section 7.2(a) and Section 7.2(b) shall be true and correct in all material respects, in each case both when made and at and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of a particular date, in which case as of such date); and (ii) all other representations and warranties of Rocket, Merger Sub 1 and Merger Sub 2 set forth in this Agreement shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of a particular date, in which case as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Rocket Material Adverse Effect” set forth therein) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Rocket Material Adverse Effect. RHI and DG shall have received a certificate of an authorized officer of Rocket to such effect, dated the Closing Date.

(b)               Performance of Obligations. Each of Rocket, Merger Sub 1 and Merger Sub 2 shall have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Second Merger Effective Time and the DG Exchange Effective Time, as applicable. RHI and DG shall have received a certificate of an authorized officer of Rocket to such effect, dated the Closing Date.

ARTICLE X

TERMINATION

Section 10.1       Termination. This Agreement may be terminated and the Mergers and the DG Exchange abandoned at any time prior to the Closing (except as provided below, whether before or after the Rocket Stockholder Consent has been obtained) as follows:

(a)               by mutual written consent of Rocket, RHI and DG;

(b)               by either Rocket, RHI or DG if the Closing shall not have occurred on or before the date that is nine (9) months following the date hereof (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to any party whose material breach of any obligation under this Agreement has been the primary cause of the failure of the Closing to occur on or before the Termination Date;

(c)               by either Rocket, RHI or DG, if any Legal Restraint permanently restraining, enjoining or otherwise prohibiting or making illegal the Mergers, the DG Exchange or the other Transactions contemplated hereby shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available to any party whose material breach of any obligation under this Agreement has been the primary cause of the imposition of such Legal Restraint or the failure of such Legal Restraint to be resisted, resolved or lifted;

(d)               by RHI or DG, if Rocket, Merger Sub 1 or Merger Sub 2 shall have breached or failed to perform any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of Rocket, Merger Sub 1 or Merger Sub 2 shall have become untrue, in either case such that any condition set forth in Section 9.3(a) or Section 9.3(b) would not be satisfied and (i) such breach is not reasonably capable of being cured prior to the Termination Date or (ii) if such breach is reasonably capable of being cured prior to the Termination Date, such breach shall not have been cured prior to the earlier of (A) 30 days following written notice of such breach from RHI or DG to Rocket and (B) the Termination Date; provided that neither RHI nor DG shall have the right to terminate this Agreement pursuant to this Section 10.1(d) if RHI or DG is then in material breach of any representations, warranties, covenants or agreements contained in this Agreement or if any representation or warranty of RHI shall have become untrue, in either case such that any condition set forth in Section 9.2(a) or Section 9.2(c) would not be satisfied; or

(e)               by Rocket, if RHI or DG shall have breached or failed to perform any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of RHI shall have become untrue, in either case such that any condition set forth in Section 9.2(a) or Section 9.2(c) would not be satisfied and (i) such breach is not reasonably capable of being cured prior to the Termination Date or (ii) if such breach is reasonably capable of being cured prior to the Termination Date, such breach shall not have been cured prior to the earlier of (A) 30 days following written notice of such breach from Rocket to RHI and DG and (B) the Termination Date; provided that Rocket shall not have the right to terminate this Agreement pursuant to this Section 10.1(e) if Rocket, Merger Sub 1 or Merger Sub 2 is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement or if any representation or warranty of Rocket, Merger Sub 1 or Merger Sub 2 shall have become untrue, in either case such that any condition set forth in Section 9.3(a) or Section 9.3(b) would not be satisfied.

Any termination by, or with the consent of, Rocket must be authorized by the Rocket Board. The party seeking to terminate this Agreement pursuant to this Section 10.1 shall give written notice of such termination to the other parties in accordance with Section 11.7.

Section 10.2       Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall terminate and there shall be no liability or obligation on the part of any party to the other (except that this Section 10.2, Section 10.3, Section 10.4 and ARTICLE XI shall survive any such termination); provided that termination of this Agreement shall not relieve any party from any liability or damages incurred or suffered by a party to the extent such liability or damages were the result of or arise out of fraud or any Intentional Breach of any covenant or agreement in this Agreement occurring prior to such termination.

Section 10.3       Amendment. This Agreement may be amended (a) prior to Closing, by mutual agreement of Rocket, RHI and DG, and (b) after the Closing, by mutual agreement of Rocket, RHI 2 (acting as the Stockholders’ Representative) and DG; provided that after obtaining the Rocket Stockholder Consent, no amendment shall be made that by Law requires further approval by the stockholders of Rocket without approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed (i) in the case of an amendment prior to Closing, on behalf of each of Rocket, RHI and DG or (ii) in the case of an amendment after the closing, on behalf of each of Rocket, RHI 2 (acting as the Stockholders’ Representative) and DG.

Section 10.4       Waiver. Any agreement on the part of a party hereto to any waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure or delay of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights, nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

ARTICLE XI

MISCELLANEOUS

Section 11.1       Exclusive Remedies. From and after the Closing Date, the remedies provided for in the Indemnity Agreement shall be the sole and exclusive remedies for any claims that any party may at any time suffer or incur or become subject to as a result of or in connection with this Agreement (including liabilities or losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability or otherwise), other than claims arising out of or relating to fraud. Each party hereby waives any provision of Law to the extent that it would limit or restrict the agreement contained in this Section 11.1.

Section 11.2       Disclosure Schedules. The inclusion of any information in the Disclosure Schedule accompanying this Agreement will not be deemed an admission or acknowledgment, in and of itself, solely by virtue of the inclusion of such information in such Disclosure Schedule, that such information or any similar information is required to be listed in such Disclosure Schedule or that such information or any similar information is material to any party or the conduct of the business of any party. Disclosure in any section of the Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement only to the extent that it is reasonably apparent on the face of such Disclosure Schedule that such disclosure is applicable to such other section notwithstanding the omission of a reference or cross reference thereto.

Section 11.3       Successors and Assigns. No party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto, and any such attempted assignment without such prior written consent shall be void and of no force and effect; provided, however, that each of Merger Sub 1 and Merger Sub 2 may assign its rights and obligations under this Agreement to another wholly owned Subsidiary of Rocket without the consent of the other parties. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

Section 11.4       Governing Law; Jurisdiction; Specific Performance.

(a)               The laws of the State of Michigan shall govern this Agreement, its construction, and the determination of any rights, duties or remedies of the parties arising out of or relating to this Agreement. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder, brought by another party hereto or its successors or assigns shall be brought and determined exclusively in state and federal courts sitting in Wayne County, Michigan, and any appellate courts therefrom. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the courts set forth in this paragraph and agrees that it will not bring any action relating to this Agreement or any of the Transactions contemplated by this Agreement in any court other than such courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that is not personally subject to the jurisdiction of the above named courts, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. To the fullest extent permitted by applicable Law, each of the parties hereto hereby consents to the service of process in accordance with Section 11.7; provided that nothing herein shall affect the right of any party to serve legal process in any other matter permitted by Law.

(b)               The parties hereto agree that irreparable damage would occur and that the parties hereto would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed, or were threatened not to be performed, in accordance with their specific terms or were otherwise breached, and that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative, except, in each case, as may be limited by Section 10.2). Any requirements for the securing or posting of any bond in connection with or as a condition to obtaining any such remedy are waived. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party hereto has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any person at law or in equity.

Section 11.5       Expenses. All fees and expenses incurred in connection with this Agreement and the Transactions contemplated hereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and consummation of the terms and conditions of this Agreement and the Transactions contemplated hereby, shall be the obligation of the party incurring such fees and expenses.

Section 11.6       Severability; Construction.

(a)               In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, and all of the other provisions of this Agreement shall remain in full force and effect, with no effect on the validity or enforceability of such other provisions. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

(b)               The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party hereto because of the authorship of any provision of this Agreement.

Section 11.7       Notices. All notices, requests, instructions or other communications or documents to be given or made hereunder by any party hereto to the other parties hereto shall be in writing and (a) served by personal delivery upon the party for whom it is intended, (b) by an internationally recognized overnight courier service upon the party for whom it is intended or (c) sent by email, provided that the transmission of the email is promptly confirmed:

If to RHI or RHI 2:

Matthew Rizik
1074 Woodward Ave.
Detroit, MI 48226
Email: [***]

with a copy to (such copy not to constitute notice):

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention:	C. Andrew Gerlach
Mario Schollmeyer
Email:	gerlacha@sullcrom.com
schollmeyerm@sullcrom.com

If to DG:

Matthew Rizik
1074 Woodward Ave.
Detroit, MI 48226
Email: [***]

with a copy to (such copy not to constitute notice):

Morganroth & Morganroth, PLLC
344 North Old Woodward Ave., Suite 200
Birmingham, MI 48009
Attention:	Jeffrey B. Morganroth
Email:	jmorganroth@morganrothlaw.com

If to Rocket, Merger Sub 1 or Merger Sub 2:

c/o Rocket Companies, Inc.
1050 Woodward Avenue
Detroit, MI 48226
Attention:	Brian Brown
Tina John
Email:	[***]

with a copy to (such copy not to constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Sixth Avenue
New York, NY 10019
Attention:	Scott A. Barshay
Laura C. Turano
Andrew D. Krause
Email:	sbarshay@paulweiss.com
lturano@paulweiss.com
akrause@paulweiss.com

Any party hereto may change its address for the purpose of this Section 11.7 by giving the other parties hereto written notice of its new address in the manner set forth above. Any notice, request, instruction or other communication or document given as provided above shall be deemed given to the receiving party (i) upon actual receipt, if delivered personally, (ii) on the first Business Day after deposit with an overnight courier, if sent by an overnight courier or (iii) upon confirmation of successful transmission if sent by email. Copies to outside counsel are for convenience only.

Section 11.8       Entire Agreement. This Agreement and the exhibits and schedules hereto contain the entire understanding among the parties hereto with respect to the matters contemplated hereby and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to such matters.

Section 11.9       Parties in Interest. Nothing in this Agreement is intended to confer, or does confer, any rights or remedies under or by reason of this Agreement on any Persons other than the parties hereto and their respective successors and permitted assigns.

Section 11.10   RHI 2 as Stockholders’ Representative.

(a)               At the Closing, without any further action of any of the holders of RHI Shares or RHI, RHI 2 shall be constituted and appointed as the Stockholders’ Representative. For purposes of this Agreement, the term “Stockholders’ Representative” shall mean the exclusive agent and attorney-in-fact for and on behalf of the holders of RHI Shares under this Agreement to do any and all things and execute any all documents that the Stockholders’ Representative determines in its sole and absolute discretion may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated by this Agreement, including to: (i) give and receive notices and communications to or from Rocket relating to this Agreement or any of the Transactions and other matters contemplated hereby or thereby; (ii) consent or agree to, negotiate, enter into, or, if applicable, prosecute or defend, settlements and compromises of, and comply with orders of courts with respect to any claims of, the holders of RHI Shares that arise in connection with this Agreement or the Letter of Transmittal; (iii) consent or agree to any amendment to this Agreement requiring the consent of RHI 2; and (iv) take all actions necessary or appropriate in the judgment of the Stockholders’ Representative in connection with this Agreement without having to seek or obtain the consent of any Person under any circumstance. The powers, immunities and rights to indemnification granted to the Stockholders’ Representative Group (as defined below) hereunder are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of the respective holder of RHI Shares and shall be binding on any successor thereto.

(b)               Neither the Stockholders’ Representative nor its members, managers, directors, officers, contractors, agents and employees (collectively, the “Stockholders’ Representative Group”) shall be liable to any holder of RHI Shares, Rocket, or any other Person for any act done or omitted hereunder while acting in good faith (and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith) and without gross negligence or willful misconduct. All acts of the Stockholders’ Representative in its capacity as such shall be deemed to be acts of the applicable holders of RHI Shares and not of the Stockholders’ Representative individually. The Stockholders’ Representative shall not, by reason of this Section 11.10, have a fiduciary relationship in respect of any current or former holder of RHI Shares.

(c)               Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Stockholders’ Representative shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the holders of RHI Shares and shall be final, binding and conclusive upon each such holder of RHI Shares and such holders’ of RHI Shares successors as if expressly confirmed and ratified in writing by such holder of RHI Shares, and all defenses which may be available to the holders of RHI Shares to contest, negate or disaffirm any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of the Stockholders’ Representative taken in good faith under this Agreement are waived. Rocket shall be entitled to deal exclusively with the Stockholders’ Representative on all matters relating to holders of RHI Shares under this Agreement. Rocket shall be entitled to rely conclusively (without further evidence of any kind whatsoever) upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of the Stockholders’ Representative. Rocket will not be obligated to inquire as to the authority of the Stockholders’ Representative with respect to the giving of any communication or the taking of any action that the Stockholders’ Representative gives or takes on behalf of any holder of RHI Shares. For the avoidance of doubt, neither Rocket, nor the Surviving Company, shall be liable in any capacity for any claim filed by a holder of RHI Shares against Stockholders’ Representative or for any damages incurred by any holder of RHI Shares in connection with any action taken, or failed to be taken, by Stockholders’ Representative.

Section 11.11   Release.

(a)               Effective as of the Closing, each holder of RHI Shares (on behalf of such holder and such holder’s Affiliates, successors and assigns and any present, former or future directors, managers, officers, employees or agents of the foregoing) hereby (i) irrevocably, unconditionally and completely releases, acquits and forever discharges (A) RHI, (B) DG, (C) the respective representatives of the Persons referred to in clauses (A) and (B) above, and (D) the respective successors and past, present and future assigns of the Persons identified or referred to in clauses (A) through (C) above (collectively, the “RHI Releasees”) of and from any and all past, present and future disputes, claims, controversies, demands, rights, obligations, Proceedings and causes of action of every kind and nature (whether matured or unmatured, absolute or contingent), including any unknown, inchoate, unsuspected or undisclosed claim (collectively, “Claims”), and (ii) irrevocably, unconditionally and completely waives and relinquishes each and every Claim, in the case of clauses (i) and (ii), that directly or indirectly relate to or directly or indirectly arises out of such holder’s status as a securityholder of RHI or any ownership interest such holder has or had in RHI, including any contractual agreements that relate or related to such status or ownership interest.

(b)               RHI (on behalf of itself and its successors and assigns and any present, former or future directors, managers, officers, employees or agents of the foregoing) hereby (i) irrevocably, unconditionally and completely releases, acquits and forever discharges each holder of RHI Shares and such holder’s successors and past, present and future assigns (collectively, the “Shareholder Releasees”) of and from any and all past, present and future Claims and (ii) irrevocably, unconditionally and completely waives and relinquishes each and every Claim, in the case of clauses (i) and (ii), that RHI may have had in the past, may now have or may have in the future against any of the Shareholder Releasees on any ground whatsoever. The release provided in this Section 11.11(b) shall be effective with respect to a holder of RHI Shares concurrently with such holder’s release of the RHI Releasees.

(c)               Each holder of RHI Shares hereby irrevocably covenants to refrain from asserting any Claim, or commencing, instituting or causing to be commenced, any Proceeding of any kind against any RHI Releasee based upon any Claim released or purported to be released pursuant to this Agreement or in a representative capacity on behalf of others. RHI hereby irrevocably covenants to refrain from asserting any Claim, or commencing, instituting or causing to be commenced, any Proceeding of any kind against any Shareholder Releasee based upon any Claim released or purported to be released pursuant to this Agreement or in a representative capacity on behalf of others.

(d)               For the purpose of implementing a full and complete release and discharge of the Claims effected in this Section 11.11, each holder of RHI Shares and RHI acknowledge that this Section 11.11 is intended to include in its effect Claims that each holder of RHI Shares and RHI do not know or suspect to exist in its favor at the time of execution of this Agreement, and this Section 11.11 contemplates the extinguishment of all such Claims.

(e)               Nothing contained herein shall operate to release, and Claims shall not include, (i) any rights or Claims available to any holder of RHI Shares or RHI under or in connection with this Agreement or any ancillary agreement delivered pursuant hereto and the transactions contemplated hereby and thereby; (ii) any rights to indemnification of any holder of RHI Shares (in any capacity) under the organizational documents of the Surviving Company, if any; (iii) other than any rights held by a holder of RHI Shares pursuant to an equity compensation plan of RHI or any similar arrangement, any rights available to any holder of RHI Shares to receive salaries, bonuses and expenses that have accrued in respect of employment (or other contractor relationship) with any member of the Acquired RHI Group, other employment (or contractor)-based compensation or benefits pursuant to the terms of any (A) employee benefit, severance, pension or welfare benefit plan or (B) any statutory or other rights that are prohibited by Legal Requirements from being released, compromised or exchanged; or (iv) any rights available to any holder of RHI Shares or RHI in the event a Claim is based on fraud.

Section 11.12   Section and Paragraph Headings; Interpretation. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. A reference in this Agreement to “$” or “dollars” is to U.S. dollars. For purposes of determining the U.S. dollar equivalent of any amounts in a foreign currency, the parties shall use the applicable foreign exchange rate as published by The Wall Street Journal on the date hereof. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words imparting the masculine gender shall include the feminine and neutral genders and vice versa, and the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The words “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” Any reference to a Law shall include any rules and regulations promulgated thereunder, and shall mean such Law as from time to time amended, modified or supplemented. References herein to any contract (including this Agreement) mean such contract as amended, supplemented or modified from time to time in accordance with the terms thereof.

Section 11.13   Counterparts. This Agreement may be executed in counterparts, (including by facsimile, “.pdf” files or other electronic transmission) each of which shall be deemed an original, but all of which when taken together shall constitute the same instrument.

Section 11.14   Definitions. As used in this Agreement:

“Acquired RHI Group” shall mean RHI and Rocket Community Fund.

“Affiliate” shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person; provided, however, that, except where otherwise expressly provided, for the purposes of this Agreement, Rocket and the other members of the Rocket Group shall not be considered Affiliates of RHI or any other member of the RHI Group, and RHI and the other members of the RHI Group shall not be considered Affiliates of Rocket or any other member of the Rocket Group.

“Anti-Corruption Laws” means the United States’ Foreign Corrupt Practices Act of 1977, the UK Bribery of 2010, any national and international law enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions, or any other applicable anti-corruption or anti-bribery Legal Requirements of any other jurisdiction where any member of the Acquired RHI Group operates or conducts business.

“Anti-Money Laundering Laws” means all applicable Legal Requirements related to financial recordkeeping or reporting, or the prevention of money laundering or terrorist financing in the jurisdictions in which any member of the Acquired RHI Group is organized or conducts its business, including but not limited to the Bank Secrecy Act of 1970, and any Legal Requirement implementing the “Forty Recommendations” published by the Financial Action Task Force on Money Laundering.

“Board of Directors” shall mean, with respect to any Person, the Board of Directors of such Person.

“Business Day” shall mean any day other than (a) Saturday or Sunday or (b) any other day on which banks in New York City are permitted or required to be closed.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Contract” shall mean any written or oral legally binding contract, agreement, instrument, commitment or undertaking of any nature (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders) as of the date hereof or as may hereafter be in effect.

“Current Holdings LLC Agreement” shall mean the Third Amended and Restated Operating Agreement of Holdings LLC, dated as of July 14, 2024.

“DG Exchange Ratio” shall mean one.

“Disclosure Schedule” shall mean the disclosure schedule delivered by the parties on the date hereof.

“Export Control Laws” means (a) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered, or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. § 1778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), the Export Control Reform Act of 2018, Section 999 of the Internal Revenue Code, Title 19 of the U.S. Code, the International Traffic in Arms Regulations (22 C.F.R. Part 120 et. seq.), the Export Administration Regulations (15 C.F.R. Part 730 et. seq.), the U.S. customs regulations at 19 C.F.R. Chapter 1, and the Foreign Trade Regulations (15 C.F.R. Part 30), the U.S. Commerce Department antiboycott regulations (15 C.F.R. Part 760), the U.S. Treasury Department antiboycott requirements (26 U.S.C. § 999), any other trade control regulations issued by the agencies listed in Part 730 of the Export Administration Regulations; and (b) all applicable trade, export control, and import, and antiboycott laws and regulations imposed, administered or enforced by any other country, including the EU Dual Use regulation (Council Regulation (EC) No. 428/2009 (amended)), except to the extent inconsistent with United States law.

“GAAP” shall mean United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Entity” shall mean any national, federal, state, or local, domestic or foreign, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal or judicial body.

“Holdings Exchange Ratio” shall mean one.

“Holdings Members” shall mean the “Members” as defined in the Current Holdings LLC Agreement.

“Holdings Partners” shall mean the “Partners” as defined in the Holdings A&R LP Agreement.

“HSR Act” shall mean the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intentional Breach” shall mean, with respect to any agreement or covenant, an action or omission taken or omitted to be taken that the breaching party intentionally takes (or intentionally fails to take) and knows (or reasonably should have known) would, or would reasonably be expected to, cause a material breach of such agreement or covenant.

“Income Tax” means any Taxes imposed on or based on or measured with respect to gross or net income or profits (however denominated) or other similar Taxes or any franchise Tax imposed on or based on or measured with respect, gross or net income.

“Income Tax Return” means any Tax Return for Income Taxes.

“IRS” shall mean the United States Internal Revenue Service.

“Law” means any federal, state, local or foreign law, statute, code, directive, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction or decree.

“Legal Requirements” means all United States, or foreign federal, state, national, supranational, provincial, or local laws, constitutions, statutes, codes, rules, common law, regulations, ordinances, executive orders, decrees or edicts by a Governmental Entity having the force of law.

“Material Adverse Effect” shall mean, when used with respect to a Person, any event, change, effect or development that, individually or in the aggregate, would or would reasonably be expected to prevent the ability of such Person to consummate the Transactions contemplated hereby.

“NYSE” shall mean the New York Stock Exchange.

“Order” shall mean any order, writ, injunction, judgment, decree, ruling or award of any arbitrator or any court or other Governmental Entity.

“Organizational Documents” shall mean any charter, certificate of incorporation, certificate of limited partnership, certificate of formation, articles of association, bylaws, limited partnership agreement, limited liability company agreement, operating agreement or similar formation or governing documents and instruments.

“Person” shall mean an individual, corporation, limited liability company, partnership, association, trust, other entity or group (as defined in the Exchange Act).

“Proceeding” shall mean any claim, demand, action, suit, proceeding, subpoena, litigation or investigation.

“Regulatory Law” shall mean all national, federal or state, domestic or foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, affecting competition or market conditions through merger, acquisition or other transaction or effectuating foreign investment.

“RHI Reorganization Effective Time” shall mean the time at which the RHI Pre-Closing Reorganization is effected.

“Representative” shall mean, with respect to any Person, such Person’s Affiliates and its and their respective officers, directors, managers, partners, employees, accountants, counsel, financial advisors, consultants and other advisors or representatives.

“RHI Exchange Ratio” shall mean (x) the total number of issued and outstanding shares of Class D Common Stock outstanding and owned by RHI immediately prior to the First Merger Effective Time divided by (y) the sum of (1) the total number of RHI Shares and (2) the total number of RHI RSUs (if any), each outstanding as of immediately prior to the First Merger Effective Time.

“RHI Group” shall mean RHI and its Subsidiaries.

“RHI Shares” shall mean the voting common shares, par value $0.01 per share, of RHI.

“RHI 2 Units” shall mean the limited liability company units of RHI II, LLC.

“Rights” shall mean, with respect to any Person, (a) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating such Person (or the general partner of such Person) to issue, transfer or sell any partnership or other equity interest of such Person or any of its Subsidiaries or any securities convertible into or exchangeable for such partnership interests or equity interests, or (b) contractual obligations of such Person (or the general partner of such Person) to repurchase, redeem or otherwise acquire any partnership interest or other equity interest in such Person or any of its Subsidiaries or any such securities or agreements listed in clause (a) of this definition.

“Rocket Class B Common Stock” shall mean the Class B common stock, par value $0.00001 per share, of Rocket.

“Rocket Class C Common Stock” shall mean the Class C common stock, par value $0.00001 per share, of Rocket.

“Rocket Common Stock” shall mean the Rocket Class A Common Stock, the Rocket Class B Common Stock, the Rocket Class C Common Stock and the Rocket Class D Common Stock, as applicable.

“Rocket Community Fund” shall mean Rocket Community Fund, LLC.

“Sanctioned Person” means (a) a party listed on a prohibited or restricted party list published by the United States government, including but not limited to the OFAC “Specially Designated Nationals and Blocked Persons List” and the prohibited and restricted parties lists maintained by the U.S. Department of Commerce and Department of State, or otherwise “blocked” or the target of Sanctions pursuant to any applicable Sanctions; (b) the government, including any political subdivision, agency, or instrumentality thereof, of a Sanctioned Country; (c) an ordinary resident of, or entity registered in or established under the jurisdiction of a Sanctioned Country, or a party that meets the definition of the “Government of Venezuela” as defined by Executive Order 13884, as amended; or (d) a party acting or purporting to act, directly or indirectly, on behalf of, or a party fifty percent (50%) or more owned by, any of the parties listed in clauses (a), (b) or (c).

“Sanctioned Country” means any country or territory against which the United States maintains or has maintained within the last five (5) years comprehensive economic sanctions or an embargo, which at the time of signing include the Crimea region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria.

“Sanctions” means those trade, economic, and financial sanctions laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted, or enforced from time to time by the United States (including, without limitation, OFAC, the Bureau of Industry and Security of the U.S. Department of Commerce or the Directorate of Defense Trade Controls of the U.S. State Department), the United Nations, Canada, the United Kingdom Her Majesty’s Treasury, the European Union or any other country.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933.

“Subsidiary” shall mean, when used with respect to any Person, (a) any corporation, partnership or other organization, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) any partnership, limited liability company, association, joint venture or other business entity, of which a majority of the partnership, joint venture or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof; provided, however, that for the purposes of this Agreement, Rocket shall not be considered a Subsidiary of RHI.

“Tax Distributions” shall have the meaning ascribed to such term in the Current Holdings LLC Agreement, prior to the Pre-Closing Conversion, and in the Holdings A&R LP Agreement, following the Pre-Closing Conversion.

“Taxing Authority” shall mean the IRS or any other Governmental Entity that has or is exercising the power to impose, assess, determine, administer or collect Taxes.

“Tax Return” shall mean a report, return, certificate, form or similar statement or document, including any amendment thereof or any attachment thereto, supplied to or filed with or required to be supplied to or filed with a Governmental Entity in connection with the determination, assessment or collection of any Tax, including an information return, claim for refund, amended return or declaration of estimated Tax.

“Taxes” shall mean any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including, without limitation (x) any Income Tax, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties.

“Trading Day” shall mean with respect to Rocket Class A Common Stock, a day on which shares of Rocket Class A Common Stock are traded on NYSE.

“Treasury Regulations” shall mean the Treasury regulations promulgated under the Code.

Section 11.15   Index of Defined Terms. The following terms used in this Agreement have the meanings ascribed to them on the pages indicated below:

Term	Section
$11.11
Certificate of First Merger	Section 2.3
Certificates of Merger	Section 2.3
Certificate of Second Merger	Section 2.3
Class D Certificate Effective Time	Section 2.9(b)
Closing	2.2
Closing Date	2.2
Consideration Schedule	Section 2.2(b)(ii)(A)
Delaware Secretary of State	Section 2.9
DG	Recitals
DG Class D Shares	Recitals
DG Exchange	Recitals
DG Exchange Effective Time	Section 3.1(a)

Term	Section
DG Holdings LLC Units	Recitals
DG Holdings LP Units	Section 1.2(c)
Dividend	Recitals
Dividend Payment Date	Recitals
Dividend Record Date	Recitals
dollars	11.11
Exchange Act	5.4
Exchange Agent	4.1
Exchange Agreement	Recitals
Exchange Fund	4.1
Existing Rocket Charter	Recitals
Financial Statements	Section 5.5(a)
First Charter Amendment	Recitals
First Merger	Recitals
First Merger Effective Time	Section 2.3
Holdings LLC	Recitals
Holdings LP	Recitals
Holdings LP Units	Section 1.2(c)
Holdings Second A&R LP Agreement	Section 3.4
Holdings A&R LP Agreement	Section 1.2(c)
Holdings LLC Units	Recitals
Indemnity Agreement	Recitals
Information Statement	Section 8.11
Legal Restraint	9.1(b)
Letter Agreement	Section 8.6
Letter of Transmittal	4.2(a)
LP Act	Recitals
MBCA	Recitals
Merger Consideration	Section 2.7(f)
Merger Sub 1	Preamble
Merger Sub 2	Preamble
Merger Subs	Preamble
Mergers	Recitals
Michigan LARA	Section 1.2(c)
MLLCA	Recitals
Pre-Closing Conversion	Section 1.2(c)
Pre-Closing Conversion Merger Certificate	Section 1.2(c)
Pre-Closing Tax Distribution Amount	Section 8.7(a)
RCF Transferred Employees	Section 8.12(b)
Restated Charter	Recitals
Retained RHI Assets and Liabilities	1.1(a)
RHI	Preamble
RHI Authorizations	Section 5.9(a)
RHI Balance Sheet	Section 5.5(a)
RHI Certificate	Section 2.7(c)

Term	Section
RHI Non-Voting Common Shares	Section 5.2(a)
RHI Pre-Closing Reorganization	Section 1.1
RHI Preferred Shares	Section 5.2(a)
RHI RSUs	Section 2.1(a)
RHI Shareholders Agreement	Recitals
RHI Voting Common Shares	Section 5.2(a)
RHI 2	Preamble
Rocket	Preamble
Rocket Board	Recitals
Rocket Board Recommendation	Section 7.3(d)
Rocket Class A Common Stock	Recitals
Rocket Class D Common Stock	Recitals
Rocket Class L Common Stock	Recitals
Rocket Group	Recitals
Rocket Material Adverse Effect	Section 7.1(a)
Rocket Pre-Closing Reorganization	Section 1.2
Rocket Preferred Stock	Section 7.2(a)
Rocket Stockholder Consent	Section 9.1(a)
Rocket Sub	Recitals
Rocket Sub Holdings Units	Section 1.2(a)
S Corporation	Section 5.10(m)
Second Merger	Recitals
Second Merger Effective Time	2.3
Series L-1 Common Stock	Recitals
Series L-2 Common Stock	Recitals
Share Issuance	Recitals
Stock Consideration	Section 2.7(f)
Stockholders’ Representative	11.10(a)
Stockholders’ Representative Expenses	11.10(b)
Stockholders’ Representative Group	11.10(b)
Surviving Company	2.1(b)
Surviving Partnership	1.2(c)
Takeover Laws	5.12
Termination Date	10.1(b)
Transactions	Recitals
Transfer Taxes	Section 8.4(b)
TRA	Recitals
TRA Amendment	Section 8.10

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

ROCKET COMPANIES, INC.

By:	/s/ Noah Edwards
	Name:	Noah Edwards
	Title:	Chief Accounting Officer

ROCK HOLDINGS INC.

By:	/s/ Matthew Rizik
	Name:	Matthew Rizik
	Title:	Chief Financial Officer

ECLIPSE SUB, INC.

By:	/s/ Brian Brown
	Name:	Brian Brown
	Title:	Treasurer and Secretary

ROCKET GP, LLC

By:	/s/ Brian Brown
	Name:	Brian Brown
	Title:	Treasurer and Secretary

DANIEL GILBERT

By:	/s/ Daniel Gilbert

RHI II, LLC

By:	ROCK HOLDINGS INC., its sole member

By:	/s/ Matthew Rizik
	Name:	Matthew Rizik
	Title:	Chief Financial Officer